Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

among

SIGNAL GENETICS, INC.,

SIGNAL MERGER SUB, INC., and

MIRAGEN THERAPEUTICS, INC.

Dated as of October 31, 2016

i

(continued)

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Schedules:

Signal Disclosure Schedule

Miragen Disclosure Schedule

Schedule A	Persons Executing Miragen Stockholder Support Agreements
Schedule B	Persons Executing Signal Stockholder Support Agreements
Schedule 5.6(a)(ii)	Terminated Signal Associate Payments
Schedule 5.6(c)	Signal Benefit Plans
Schedule 5.13	Signal Officers and Directors at the Effective Time
Schedule 5.17	Investor Agreements
Schedule 8.4	Terminated Contracts

Exhibits:

Exhibit A	Definitions
Exhibit B	Form of Miragen Stockholder Support Agreement
Exhibit C	Form of Signal Stockholder Support Agreement
Exhibit D	Surviving Corporation Certificate of Incorporation
Exhibit E	Subscription Agreement
Exhibit F	2016 Equity Incentive Plan
Exhibit G	2016 Employee Stock Purchase Plan

v

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of October 31, 2016, by and among Signal Genetics, Inc., a Delaware corporation (“Signal”), Signal Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Miragen Therapeutics, Inc., a Delaware corporation (“Miragen”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Signal and Miragen intend to effect a merger of Merger Sub into Miragen (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and Miragen will become a wholly-owned subsidiary of Signal.

B. The Parties intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Code, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

C. The Signal Board of Directors (i) has determined that the Merger is fair to, and in the best interests of, Signal and the Signal Stockholders, (ii) has deemed advisable and approved this Agreement, the Merger, the Signal Stockholder Matters, the Other Signal Stockholder Matters, and other actions contemplated by this Agreement; and (iii) has determined to recommend that the Signal Stockholders vote to approve the Signal Stockholder Matters and the Other Signal Stockholder Matters.

D. The Board of Directors of Merger Sub (i) has determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, (ii) has deemed advisable and approved this Agreement, the Merger, and the applicable Contemplated Transactions, and (iii) has determined to recommend that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Merger and the applicable Contemplated Transactions.

E. The Miragen Board of Directors (i) has determined that the Merger is advisable and fair to, and in the best interests of, Miragen and the Miragen Stockholders, (ii) has deemed advisable and approved the Miragen Stockholder Matters and other actions contemplated by this Agreement, and (iii) has determined to recommend that the Miragen Stockholders vote to approve the Miragen Stockholder Matters.

F. In order to induce Signal to enter into this Agreement and to cause the Merger to be consummated, the officers and directors of Miragen and the Miragen Stockholders, in each case, listed on Schedule A hereto are executing concurrently with the execution and delivery of this Agreement support agreements in favor of Signal in the form substantially attached hereto as Exhibit B (the “Miragen Stockholder Support Agreements”).

G. In order to induce Miragen to enter into this Agreement and to cause the Merger to be consummated, the officers and directors of Signal and the Signal Stockholders, in each case, listed on Schedule B hereto are executing support agreements in favor of Miragen concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit C (the “Signal Stockholder Support Agreements”).

H. It is expected that within five Business Days after the Form S-4 Registration Statement is declared effective by the SEC under the Securities Act, Miragen will deliver the Miragen Stockholder Written Consent.

I. Immediately prior to the execution and delivery of this Agreement, certain investors have executed a Subscription Agreement substantially in the form attached hereto as Exhibit E among Miragen and the Persons named therein, pursuant to which such Persons have agreed to purchase the number of shares of Miragen Capital Stock set forth therein prior to the Closing in connection with the Miragen Pre-Closing Financing (the “Subscription Agreement”).

J. Prior to the execution and delivery of this Agreement, and as a condition of the willingness of Miragen to enter into this Agreement, Signal has entered into a letter of intent dated October 19, 2016, providing for the sale of all of Signal’s intellectual property assets related to the Lab Business.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1. DESCRIPTION OF TRANSACTION

1.1 Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into Miragen, and (b) the separate existence of Merger Sub shall cease and Miragen will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, Miragen will become a wholly-owned subsidiary of Signal.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article 6, Article 7 and Article 8, the closing of the Merger (the “Closing”) shall take place at the offices of Cooley LLP, 380 Interlocken Crescent, Suite 900, Broomfield, Colorado, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 6, Article 7 and Article 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Signal and Miragen may mutually agree in writing; provided, however, that if Miragen is not prepared to close the Miragen Pre-Closing Financing at such time, Miragen has the right, in its sole discretion to delay the Closing for up to five Business Days. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the applicable requirements of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Signal and Miragen (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit D until thereafter amended as provided by the DGCL and such certificate of incorporation;

(b) the certificate of incorporation of Signal shall be the certificate of incorporation of Signal immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at the Effective Time, Signal shall file one or more amendments to its certificate of incorporation, to the extent approved by the holders of Signal Common Stock as contemplated by Section 5.3, to (i) change the name of Signal to “Miragen Therapeutics, Inc.”, (ii) effect the Miragen Reverse Split, to the extent requested by Miragen prior to the filing with the SEC of the Proxy Statement / Prospectus / Information Statement, (iii) increase the authorized shares of Signal Common Stock, to the extent requested by Miragen prior to the filing with the SEC of the Proxy Statement / Prospectus / Information Statement, (iv) prohibit the ability of Signal Stockholders to act by written consent, and (v) make such other changes as are mutually agreeable to Signal and Miragen;

(c) the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read identically to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the terms of such bylaws, the certificate of incorporation of the Surviving Corporation and the DGCL;

(d) the bylaws of Signal shall be the bylaws of Signal immediately prior to the Effective Time; provided, however, that effective at the Effective Time, Signal shall amend its bylaws, to (i) prohibit the ability of Signal Stockholders to act by written consent and (ii) make such other changes as are mutually agreeable to Signal and Miragen;

(e) the directors and officers of Signal, each to hold office in accordance with the certificate of incorporation and bylaws of Signal, shall be as set forth in Section 5.13; and

(f) the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of Signal as set forth in Section 5.13, after giving effect to the provisions of Section 5.13.

1.5 Conversion of Shares and Issuance of Warrants.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Signal, Merger Sub, Miragen or any Miragen Stockholder:

(i) each share of Miragen Common Stock or Miragen Preferred Stock held as treasury stock or held or owned by Miragen, any Miragen Subsidiary, Signal, or Merger Sub, immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 1.5(c), each share of Miragen Common Stock (including any shares of Miragen Common Stock issued pursuant to the Miragen Pre-Closing Financing) outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and Dissenting Shares, and after giving effect to the Preferred Stock Conversion) shall be converted solely into the right to receive a number of shares of Signal Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(b) If any shares of Miragen Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture under any applicable restricted stock purchase agreement or other agreement with Miragen, then the shares of Signal Common Stock issued in exchange for such shares of Miragen Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the book-entry shares of Signal Common Stock shall accordingly be marked with appropriate legends. Miragen shall take all actions that may be necessary to ensure that, from and after the Effective Time, Signal is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c) No fractional shares of Signal Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Miragen Common Stock who would otherwise be entitled to receive a fraction of a share of Signal Common Stock (after aggregating all fractional shares of Signal Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender by such holder of a letter of transmittal in accordance with Section 1.8 and accompanying documents as required therein, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Signal Common Stock on The NASDAQ Capital Market (or such other NASDAQ market on which the Signal Common Stock then trades) on the date the Merger becomes effective.

(d) All Miragen Options outstanding immediately prior to the Effective Time under the 2008 Plan and all Miragen Warrants outstanding immediately prior to the Effective Time shall be assumed by Signal and converted into options to purchase Signal Common Stock or warrants to purchase Signal Common Stock, as applicable, in accordance with Section 5.5.

(e) Each share of Common Stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(f) If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding shares of Miragen Capital Stock or Signal Common Stock have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the NASDAQ Reverse Split and the Miragen Reverse Split to the extent either such split has not previously been taken into account in calculating the Exchange Ratio), combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Miragen Common Stock, Miragen Options and Miragen Warrants the same economic effect as contemplated by this Agreement prior to such event.

1.6 Calculation of Net Cash.

(a) For the purposes of this Agreement, the “Determination Date” shall be the date that is 10 calendar days prior to the anticipated date for Closing, as agreed upon by Signal and Miragen at least 10 calendar days prior to the Signal Stockholders’ Meeting (the “Anticipated Closing Date”). On or prior to the Determination Date, Signal shall provide Miragen with a list of all Liabilities of Signal as of the Determination Date that are individually in excess of $10,000 or in excess of $25,000 in the aggregate, which had not previously been disclosed to Miragen in the Signal Disclosure Schedule. Within five calendar days following the Determination Date, Signal shall deliver to Miragen a schedule (the “Net Cash Schedule”) setting forth, in reasonable detail, Signal’s good faith, estimated calculation of Net Cash (using an estimate of Signal’s accounts payable and accrued expenses, in each case as of the Anticipated Closing Date and determined in a manner substantially consistent with the manner in which such items were determined for Signal’s most recent SEC filings) (the “Net Cash Calculation”) as of the Anticipated Closing Date prepared and certified by Signal’s Chief Financial Officer (or if there is no Chief Financial Officer, the principal accounting officer for Signal). Signal shall make the work papers and back-up materials used or useful in preparing the Net Cash Schedule, as reasonably requested by Miragen, available to Miragen and, if requested by Miragen, its accountants and counsel at reasonable times and upon reasonable notice.

(b) Within three calendar days after Signal delivers the Net Cash Schedule (the “Response Date”), Miragen will have the right to dispute any part of such Net Cash Schedule by delivering a written notice to that effect to Signal (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Net Cash Calculation.

(c) If on or prior to the Response Date, (i) Miragen notifies Signal in writing that it has no objections to the Net Cash Calculation or (ii) Miragen fails to deliver a Dispute Notice as provided in Section 1.6(b), then the Net Cash Calculation as set forth in the Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Anticipated Closing Date for purposes of this Agreement.

(d) If Miragen delivers a Dispute Notice on or prior to the Response Date, then Representatives of Signal and Miragen shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Anticipated Closing Date for purposes of this Agreement.

(e) If Representatives of Signal and Miragen are unable to negotiate an agreed-upon determination of Net Cash at the Anticipated Closing Date pursuant to Section 1.6(d) within three calendar days after delivery of the Dispute Notice (or such other period as Signal and Miragen may mutually agree upon), then Signal and Miragen shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the Net Cash Calculation. Signal shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Net Cash Schedule, and Signal and Miragen shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within 10 calendar days of accepting its selection. Miragen and Signal shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Miragen and Signal. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Anticipated Closing Date for purposes of this Agreement, and the Parties shall delay the Closing until the resolution of the matters described in this Section 1.6(e). The fees and expenses of the Accounting Firm shall be allocated between Signal and Miragen in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount (and for the avoidance of doubt the fees and expenses to be paid by Signal shall reduce the Net Cash). If this Section 1.6(e) applies as to the determination of the Net Cash at the Anticipated Closing Date described in Section 1.6(a), upon resolution of the matter in accordance with this Section 1.6(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Party may request a redetermination of Net Cash if the Closing Date is more than five Business Days after the Anticipated Closing Date.

1.7 Closing of Miragen’s Transfer Books. At the Effective Time: (a) all shares of Miragen Common Stock outstanding immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion) shall be treated in accordance with Section 1.5(a), and all holders of certificates representing shares of Miragen Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Miragen Stockholders; and (b) the stock transfer books of Miragen shall be closed with respect to all shares of Miragen Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Miragen Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Miragen Capital Stock, including any valid certificate representing any shares of Miragen Preferred Stock previously converted into shares of Miragen Common Stock in connection with the Preferred Stock Conversion, outstanding immediately prior to the Effective Time (an “Miragen Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Miragen Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.5 and Section 1.8.

1.8 Surrender of Certificates.

(a) On or prior to the Closing Date, Signal and Miragen shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Signal shall deposit with the Exchange Agent: (i) the aggregate number of book-entry shares representing the Merger Consideration issuable to Miragen Stockholders pursuant to Section 1.5(a) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The book-entry shares of Signal Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Miragen Stock Certificates immediately prior to the Effective Time, as set forth on the Allocation Certificate: (i) a letter of transmittal in customary form; and (ii) instructions for effecting the surrender of Miragen Stock Certificates in exchange for book-entry shares of Signal Common Stock. Upon surrender of an Miragen Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent: (A) the holder of such Miragen Stock Certificate shall be entitled to receive in exchange therefor one or more book-entry shares representing the portion of the Merger Consideration (in a number of whole shares of Signal Common Stock) that such holder has the right to receive pursuant to the provisions of Section 1.5(a) (and cash in lieu of any fractional share of Signal Common Stock pursuant to the provisions of Section 1.5(c)); and (B) upon delivery of such consideration to the applicable holder in accordance with Section 1.5, the Miragen Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Miragen Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Signal Common Stock (and cash in lieu of any fractional share of Signal Common Stock). If any Miragen Stock Certificate has been lost, stolen or destroyed, Signal may, in its discretion and as a condition precedent to the delivery of any shares of Signal Common Stock, require the owner of such lost, stolen or destroyed Miragen Stock Certificate to provide an applicable affidavit with respect to such Miragen Stock Certificate and post a bond indemnifying Signal against any claim suffered by Signal related to the lost, stolen or destroyed Miragen Stock Certificate or any Signal Common Stock issued in exchange therefor as Signal may reasonably request.

(c) No dividends or other distributions declared or made with respect to Signal Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Miragen Stock Certificate with respect to the shares of Signal Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Miragen Stock Certificate or an affidavit of loss or destruction in lieu thereof in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Miragen Stock Certificates six months after the Closing Date shall be delivered to Signal upon demand, and any holders of Miragen Stock Certificates who have not theretofore surrendered their Miragen Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Signal for satisfaction of their claims for Signal Common Stock, cash in lieu of fractional shares of Signal Common Stock and any dividends or distributions with respect to shares of Signal Common Stock.

(e) Each of the Exchange Agent, Signal and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Miragen Stock Certificate such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Legal Requirement and shall be entitled to request any reasonably appropriate Tax forms, including an IRS Form W-9 (or the appropriate IRS Form W-8, as applicable), from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, and remitted to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No party to this Agreement shall be liable to any holder of any Miragen Stock Certificate or to any other Person with respect to any shares of Signal Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.9 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Miragen Capital Stock that are outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.5(a)(i)) and are held by an Miragen Stockholder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised and perfected appraisal rights for such shares of Miragen Common Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the portion of the Merger Consideration attributable to such Dissenting Shares, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if after the Effective Time, such stockholder fails to perfect or effectively withdraws or otherwise loses such holder’s appraisal rights under the DGCL or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Miragen Common Stock shall be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the portion of the Merger Consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5, without interest thereon.

(b) Miragen shall give Signal prompt written notice of any demands by dissenting stockholders received by Miragen, withdrawals of such demands and any other instruments served on Miragen and any material correspondence received by Miragen in connection with such demands.

1.10 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Miragen, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their commercially reasonable efforts (in the name of Miragen, in the name of Merger Sub and otherwise) to take such action.

1.11 Tax Consequences. For federal income Tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

1.12 Certificates.

(a) Signal will prepare and delivery to Miragen at least two Business Days Prior to the Closing Date, a certificate signed by the Chief Financial Officer of Signal in a form reasonable acceptable to Miragen, which sets forth a true and complete list, as of immediately prior to the Effective Time of the number of Signal Outstanding Shares and each component thereof (broken down by outstanding shares of Signal Common Stock, Signal Options, Signal RSUs, Signal Warrants, and other relevant securities) (“Signal Outstanding Shares Certificate”).

(b) Miragen will prepare and deliver to Signal at least one Business Day prior to the Closing Date a certificate signed by the Chief Financial Officer of Miragen in a form reasonably acceptable to Signal, which sets forth a true and complete list, as of immediately prior to the Effective Time (giving effect to the Preferred Stock Conversation and the closing of the Miragen Pre-Closing Financing) of: (a) the record holders of Miragen Common Stock, Miragen Options and Miragen Warrants; (b) the number of shares of Miragen Common Stock owned and/or underlying the Miragen Options or Miragen Warrants held by such holders and the per share exercise price for each such Miragen Option and Miragen Warrant; and (c) the portion of the Merger Consideration each such holder is entitled to receive pursuant to Section 1.5 (the “Allocation Certificate”).

ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF Miragen

Miragen represents and warrants to Signal and Merger Sub as follows, except as set forth in the written disclosure schedule delivered by Miragen to Signal (the “Miragen Disclosure Schedule”) (it being understood that the representations and warranties in this Article 2 are qualified by: (a) any exceptions and disclosures set forth in the section or subsection of the Miragen Disclosure Schedule corresponding to the particular section or subsection in this Article 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Miragen Disclosure Schedule by reference to another section or subsection of the Miragen Disclosure Schedule; and (c) any exceptions or disclosures set forth in any other section or subsection of the Miragen Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty). The inclusion of any information in the Miragen Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in an Miragen Material Adverse Effect, or is outside the Ordinary Course of Business.

2.1 Subsidiaries; Due Organization; Organizational Documents.

(a) Section 2.1(a) of the Miragen Disclosure Schedule identifies each Subsidiary of Miragen (the “Miragen Subsidiaries”). Neither Miragen nor any Entity identified on this Section 2.1(a) of the Miragen Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity. Miragen has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Miragen has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of Miragen and the Miragen Subsidiaries is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable, and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Miragen Contracts.

(c) Each of Miragen and the Miragen Subsidiaries is qualified to do business as a foreign corporation or limited liability company, as applicable, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified would not constitute an Miragen Material Adverse Effect.

(d) Each director and officer of Miragen as of the date of this Agreement is set forth in Section 2.1(d) of the Miragen Disclosure Schedule.

(e) Miragen has delivered or made available to Signal accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto, for Miragen and each Miragen Subsidiary.

2.2 Authority; Vote Required.

(a) Miragen has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Miragen Board of Directors has: (i) determined that the Merger is fair to, and in the best interests of Miragen and Miragen Stockholders; (ii) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions; (iii) recommended the approval of the Miragen Stockholder Matters by the Miragen Stockholders and directed that the Miragen Stockholder Matters be submitted for consideration by Miragen Stockholders in connection with the solicitation of the Required Miragen Stockholder Vote; and (iv) approved the Miragen Stockholder Support Agreements and the transactions contemplated thereby. This Agreement has been duly executed and delivered by

Miragen and, assuming the due authorization, execution and delivery by Signal and Merger Sub, constitutes the legal, valid and binding obligation of Miragen, enforceable against Miragen in accordance with its terms, subject to: (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The affirmative vote of the holders of (i) a majority of the shares of Miragen Preferred Stock and Common Stock, voting together as a single class; and (ii) at least 70% of the shares of Miragen Preferred Stock, voting together as a single class, in each case, as outstanding on the record date for the written consent in lieu of a meeting pursuant to Section 228 of the DGCL approving the Miragen Stockholder Matters, in a form reasonably acceptable to Signal (each, an “Miragen Stockholder Written Consent” and collectively, the “Miragen Stockholder Written Consents”) and entitled to vote thereon (collectively, the “Required Miragen Stockholder Vote”), is the only vote of the holders of any class or series of Miragen Capital Stock necessary to approve the Miragen Stockholder Matters. The shares of Miragen Capital Stock covered by the Miragen Stockholder Support Agreements are sufficient to obtain the Required Miragen Stockholder Vote.

2.3 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by Miragen does not, and the performance of this Agreement by Miragen will not, (i) conflict with or violate the certificate of incorporation or bylaws of Miragen or the equivalent organizational documents of any of its Subsidiaries; (ii) subject to obtaining the Required Miragen Stockholder Vote and compliance with the requirements set forth in Section 2.3(b) below, conflict with or violate any Legal Requirement applicable to Miragen or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, except for any such conflicts or violations that would not constitute an Miragen Material Adverse Effect; or (iii) require Miragen or any of its Subsidiaries to make any filing with or give any notice or make any payment to a Person, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Miragen’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of Miragen or any of its Subsidiaries pursuant to, any Miragen Material Contract.

(b) No material Consent or order of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Miragen or any of the Miragen Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) any required filings under the HSR Act and any foreign antitrust Legal Requirement and (iii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws.

2.4 Capitalization.

(a) The authorized capital stock of Miragen as of the date of this Agreement consists of: (i) 24,780,394 shares of common stock, par value $0.001 per share (the “Miragen Common Stock”), of which 875,734 shares are issued and outstanding as of the date of this Agreement; and (ii) 18,655,494 shares of preferred stock, par value $0.001 per share, of which 7,169,176 shares are designated as Series A Preferred Stock, of which 7,149,176 shares are issued and outstanding as of the date of this Agreement, and of which 2,183,318 shares are designated as Series B Preferred Stock, of which 2,166,651 shares are issued and outstanding as of the date of this Agreement, and of which 9,303,000 shares are designated as Series C Preferred Stock, of which 9,268,563 shares are issued and outstanding as of the date of this Agreement (collectively, the “Miragen Preferred Stock”). Miragen does not hold any of its capital stock in treasury. All of the outstanding shares of Miragen Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are outstanding Miragen Warrants to purchase 10,000 shares of Miragen Common Stock, 20,000 shares of Series A Preferred Stock of Miragen, and 16,667 shares of Series B Preferred Stock of Miragen. Section 2.4(a) of the Miragen Disclosure Schedule lists, as of the date of this Agreement (i) each record holder of issued and outstanding Miragen Capital Stock and the number and type of shares of Miragen Capital Stock held by such holder; and (ii) (A) each holder of issued and outstanding Miragen Warrants, (B) the number and type of shares subject to such Miragen Warrants, (C) the exercise price of each such Miragen Warrant, and (D) the termination date of each such Miragen Warrant. Each share of Miragen Preferred Stock is convertible into one share of Miragen Common Stock.

(b) Except for the Miragen 2008 Equity Incentive Plan (the “2008 Plan”), Miragen does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Miragen has reserved 3,672,515 shares of Miragen Common Stock for issuance under the 2008 Plan. As of the date of this Agreement, of such reserved shares of Miragen Common Stock, 90,958 shares have been issued pursuant to the exercise of outstanding options, options to purchase 3,202,033 shares have been granted and are currently outstanding, and 379,524 shares of Miragen Common Stock remain available for future issuance pursuant to the 2008 Plan. Section 2.4(b) of the Miragen Disclosure Schedule sets forth the following information with respect to each Miragen Option outstanding, as of the date of this Agreement: (A) the name of the optionee; (B) the number of shares of Miragen Common Stock subject to such Miragen Option as of the date of this Agreement; (C) the exercise price of such Miragen Option; (D) the date on which such Miragen Option was granted; and (E) the date on which such Miragen Option expires. No vesting of Miragen Options will accelerate as a result of the Merger.

(c) Except for the outstanding Miragen Warrants set forth on Section 2.4(a) of the Miragen Disclosure Schedule and for the Miragen Options set forth on Section 2.4(b) of the Miragen Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Miragen or any of its Subsidiaries; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Miragen or any of its Subsidiaries; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Miragen or any of its

Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Miragen or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock units, equity-based or other similar rights with respect to Miragen or any of its Subsidiaries.

(d) (i) None of the outstanding shares of Miragen Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Miragen Capital Stock are subject to any right of first refusal in favor of Miragen; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Miragen or its Subsidiaries having a right to vote on any matters on which the Miragen Stockholders have a right to vote; (iv) there is no Miragen Contract to which Miragen or its Subsidiaries are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Miragen Capital Stock. Neither Miragen nor any of its Subsidiaries is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Miragen Capital Stock or other securities.

(e) All outstanding shares of Miragen Capital Stock, as well as all Miragen Options and all Miragen Warrants, have been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

2.5 Financial Statements.

(a) Section 2.5(a) of the Miragen Disclosure Schedule includes true and complete copies of (i) Miragen’s audited consolidated balance sheets at December 31, 2014 and December 31, 2015, (ii) the Miragen Unaudited Interim Balance Sheet, (iii) Miragen’s audited consolidated statements of income, cash flow and stockholders’ equity for the years ended December 31, 2014 and December 31, 2015, and (iv) Miragen’s unaudited statements of income, cash flow and shareholders’ equity for the six months ended June 30, 2016 (collectively, the “Miragen Financials”). The Miragen Financials (A) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the footnotes to such Miragen Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present the financial condition and operating results of Miragen and its consolidated Subsidiaries as of the dates and for the periods indicated therein.

(b) Each of Miragen and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Miragen and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

2.6 Absence of Changes. Since June 30, 2016 through the date of this Agreement, each of Miragen and its Subsidiaries has conducted its business in the Ordinary Course of Business and there has not been (a) any event that has had an Miragen Material Adverse Effect or (b) or any action, event or occurrence that would have required consent of Signal pursuant to Section 4.3(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

2.7 Title to Assets. Each of Miragen and the Miragen Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Miragen Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Miragen or any Miragen Subsidiary; and (iii) liens listed in Section 2.7 of the Miragen Disclosure Schedule.

2.8 Real Property; Leaseholds. Neither Miragen nor any Miragen Subsidiary currently owns or has ever owned any real property or any interest in real property, except for the leaseholds created under the real property leases (including any amendments thereto) identified in Section 2.8 of the Miragen Disclosure Schedule (the “Miragen Leases”), which are each in full force and effective, with no existing material default thereunder.

2.9 Intellectual Property.

(a) Miragen, directly or through an Miragen Subsidiary, owns, or has the right to use, and has the right to bring actions for the infringement of, all Miragen IP Rights, except for any failure to own or have the right to use, or have the right to bring actions that would not constitute an Miragen Material Adverse Effect.

(b) Section 2.9(b) of the Miragen Disclosure Schedule is an accurate, true and complete listing of all Miragen Registered IP.

(c) Section 2.9(c) of the Miragen Disclosure Schedule accurately identifies (i) all Miragen IP Rights licensed to Miragen or any Miragen Subsidiary (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Miragen’s or any Miragen Subsidiary’s products or services and (B) any

Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials); (ii) the corresponding Miragen Contracts pursuant to which such Miragen IP Rights are licensed to Miragen or any Miragen Subsidiary; (iii) whether the license or licenses granted to Miragen or any Miragen Subsidiary are exclusive or non-exclusive; and (iv) whether any funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, such Miragen IP Rights.

(d) Section 2.9(d) of the Miragen Disclosure Schedule accurately identifies each Miragen Contract pursuant to which any Person (other than Miragen or any Miragen Subsidiary) has been granted any license or option to obtain a license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Miragen IP Rights. Miragen is not bound by, and no Miragen IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Miragen or any Miragen Subsidiary to use, exploit, assert or enforce any Miragen IP Rights anywhere in the world, in each case as would materially limit the business of Miragen as currently conducted or planned to be conducted.

(e) Miragen or one of its Subsidiaries solely owns all right, title, and interest to and in Miragen IP Rights (other than Miragen IP Rights (i) exclusively or non-exclusively licensed to Miragen or one of its Subsidiaries, as identified in Section 2.9(c) of the Miragen Disclosure Schedule, (ii) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Miragen’s or any Miragen Subsidiary’s products or services, and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials) free and clear of any Encumbrances. Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to register or apply for or renew registration of all Miragen Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not constitute an Miragen Material Adverse Effect.

(ii) Each Person who is or was an employee or contractor of Miragen or any Miragen Subsidiary and who is or was involved in the creation or development of any Miragen IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to Miragen or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Miragen and its Subsidiaries. To the Knowledge of Miragen and its Subsidiaries, no current or former stockholder, officer, director, employee or contractor of Miragen or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Miragen IP Rights. To the Knowledge of Miragen and its Subsidiaries, no employee or contractor of Miragen or any or any Miragen Subsidiary is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Miragen or such Subsidiary or (b) in breach of any Contract with any current or former employer or other Person concerning Miragen IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Miragen IP Rights.

(iii) No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Miragen IP Rights in which Miragen or any of its Subsidiaries has an ownership interest.

(iv) Miragen and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Miragen or such Subsidiary holds, or purports to hold, as a trade secret.

(v) Neither Miragen nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Miragen IP Rights to any other Person.

(vi) To the Knowledge of Miragen and its Subsidiaries, the Miragen IP Rights constitute all Intellectual Property necessary for Miragen and its Subsidiaries to conduct its business as currently conducted or planned to be conducted.

(f) The manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Miragen or any of its Subsidiaries (i) does not violate or constitute a breach of any license or agreement between Miragen or its Subsidiaries and any third party, and, (ii) to the Knowledge of Miragen and its Subsidiaries, does not infringe or misappropriate any Intellectual Property right of any other party. Miragen has disclosed in correspondence to Signal the third-party patents and patent applications found during all freedom to operate searches that were conducted by Miragen or its Subsidiaries related to any product or technology currently licensed or sold or under development by Miragen or its Subsidiaries. To the Knowledge of Miragen and its Subsidiaries, no third party is infringing upon or misappropriating, or violating any license or agreement with Miragen or its Subsidiaries relating to, any Miragen IP Rights. There is no current or, to the Knowledge of Miragen, pending challenge, claim or Legal Proceeding (including opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any Miragen IP Rights, nor has Miragen or any of its Subsidiaries received any written notice asserting that the manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Miragen or any of its Subsidiaries conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(g) Each item of Miragen IP Rights that is Miragen Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Miragen Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not constitute an Miragen Material Adverse Effect.

(h) No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Miragen or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Miragen or any of its Subsidiaries has or purports to have an ownership interest has been impaired as determined by Miragen or any of its Subsidiaries in accordance with GAAP.

2.10 Material Contracts.

(a) Section 2.10(a) of the Miragen Disclosure Schedule lists the following Miragen Contracts, effective as of the date of this Agreement (each, an “Miragen Material Contract” and collectively, the “Miragen Material Contracts”):

(i) each Miragen Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii) each Miragen Contract requiring payments by Miragen after the date of this Agreement in excess of $150,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment related, consulting or independent contractor services, not terminable by Miragen or its Subsidiaries on 90 calendar days’ or less notice without liability, except to the extent general principles of wrongful termination law may limit Miragen’s, Miragen’s Subsidiaries’ or such successor’s ability to terminate employees at will;

(iii) each Miragen Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv) each Miragen Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v) each Miragen Contract containing (A) any covenant limiting the freedom of Miragen, its Subsidiaries or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(vi) each Miragen Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $250,000 pursuant to its express terms and not cancelable without penalty;

(vii) each Miragen Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(viii) each Miragen Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $250,000 or creating any material Encumbrances with respect to any assets of Miragen or any Miragen Subsidiary or any loans or debt obligations with officers or directors of Miragen;

(ix) each Miragen Contract requiring payment by or to Miragen after the date of this Agreement in excess of $250,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Miragen; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Miragen has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Miragen has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Miragen; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Miragen or any Contract to sell, distribute or commercialize any products or service of Miragen, in each case, except for Miragen Contracts entered into in the Ordinary Course of Business;

(x) each Miragen Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Miragen in connection with the Contemplated Transactions;

(xi) each Miragen IP Rights Agreement other than those that are immaterial;

(xii) each Miragen Lease; or

(xiii) any other Miragen Contract that is not terminable at will (with no penalty or payment) by Miragen and (A) which involves payment or receipt by Miragen or its Subsidiaries after the date of this Agreement under any such agreement, contract or commitment of more than $250,000 in the aggregate, or obligations after the date of this Agreement in excess of $250,000 in the aggregate, or (B) that is material to the business or operations of Miragen and its Subsidiaries.

(b) Miragen has delivered or made available to Signal accurate and complete (except for applicable redactions thereto) copies of all Miragen Material Contracts, including all amendments thereto. There are no Miragen Material Contracts that are not in written form. Neither Miragen nor any of its Subsidiaries has, nor to Miragen’s Knowledge, as of the date of this Agreement has any other party to an Miragen Material Contract, breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Miragen Material Contract in such manner as would permit any other party to cancel or terminate any such Miragen Material Contract, or would permit any other party to seek damages that constitutes an Miragen Material Adverse Effect. As to Miragen and its Subsidiaries, as of the date of this Agreement, each Miragen Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.11 Undisclosed Liabilities. As of the date of this Agreement, neither Miragen nor any Miragen Subsidiary has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, or unmatured (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), except for: (a) Liabilities identified as such in the “liabilities” column of the Miragen Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Miragen or its Subsidiaries since the date of the Miragen Unaudited Interim Balance Sheet in the Ordinary Course of Business and that are not in excess of $250,000 in the aggregate; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Miragen or any Miragen Subsidiary under Miragen Contracts, including the reasonably expected performance of such Miragen Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities incurred in connection with the Contemplated Transactions; and (f) Liabilities listed in Section 2.11 of the Miragen Disclosure Schedule.

2.12 Compliance; Permits; Restrictions.

(a) Miragen and each Miragen Subsidiary are, and since January 1, 2011 have been, in compliance with all applicable Legal Requirements except for any non-compliance that would not constitute an Miragen Material Adverse Effect. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Miragen, threatened against Miragen or any Miragen Subsidiary. There is no Contract, judgment, injunction, order or decree binding upon Miragen or any Miragen Subsidiary which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Miragen or any Miragen Subsidiary, any acquisition of material property by Miragen or any Miragen Subsidiary or the conduct of business by Miragen or any Miragen Subsidiary as currently conducted, (ii) would reasonably be expected to have an adverse effect on Miragen’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

(b) Miragen and the Miragen Subsidiaries hold all required Governmental Authorizations which are material to the operation of the business of Miragen (the “Miragen Permits”) as currently conducted. Section 2.12(b) of the Miragen Disclosure Schedule identifies each Miragen Permit. As of the date of this Agreement, each of Miragen and each Miragen Subsidiary is in material compliance with the terms of the Miragen Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Miragen, threatened, which seeks to revoke, limit, suspend, or materially modify any Miragen Permit. The rights and benefits of each material Miragen Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Miragen and its Subsidiaries immediately prior to the Effective Time.

(c) There are no proceedings pending or, to the Knowledge of Miragen, threatened with respect to an alleged violation by Miragen or any of its Subsidiaries of the Federal Food, Drug, and Cosmetic Act (“FDCA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substances Act or any other similar Legal

Requirements promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d) Miragen and each of its Subsidiaries holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the business of Miragen or such Subsidiary as currently conducted, and development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Miragen Product Candidates”) (collectively, the “Miragen Regulatory Permits”), and no such Miragen Regulatory Permit has been (i) revoked, withdrawn, suspended, canceled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. Miragen and each Miragen Subsidiary is in compliance in all material respects with the Miragen Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Miragen Regulatory Permit or (B) any revocation, withdrawal, suspension, cancelation, termination or material modification of any Miragen Regulatory Permit. Miragen has made available to Signal all information requested by Signal in Miragen’s or its Subsidiaries’ possession or control relating to the Miragen Product Candidates and the development, clinical testing, manufacturing, importation and exportation of the Miragen Product Candidates, including complete copies of the following (to the extent there are any): adverse event reports; clinical study reports and material study data; inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Miragen or its Subsidiaries or in which Miragen or its Subsidiaries or their respective current products or product candidates, including the Miragen Product Candidates, have participated were, and if still pending are being, conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2011, neither Miragen nor any of its Subsidiaries has received any notices, correspondence or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of Miragen threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, Miragen or any of its Subsidiaries or in which Miragen or any of its Subsidiaries or their respective current products or product candidates, including the Miragen Product Candidates, have participated.

(f) Neither Miragen nor any of the Miragen Subsidiaries is the subject of any pending, or to the Knowledge of Miragen or the Miragen Subsidiaries, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of Miragen or any of the Miragen Subsidiaries, neither Miragen nor any of the Miragen Subsidiaries has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or Miragen Product Candidates that would violate the FDA’s “Fraud, Untrue Statements of

Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Miragen, any of its Subsidiaries or to the Knowledge of Miragen, any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of Miragen, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Miragen, any Miragen Subsidiary or any of their respective officers, employees or agents.

2.13 Tax Matters.

(a) Miragen and each Miragen Subsidiary have timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Neither Miragen nor any Miragen Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Miragen or any Miragen Subsidiary does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by Miragen or any Miragen Subsidiary on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Miragen and any Miragen Subsidiary have been reserved for on the Miragen Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Miragen Unaudited Interim Balance Sheet, neither Miragen nor any Miragen Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Miragen and each Miragen Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Miragen’s Unaudited Interim Balance Sheet) upon any of the assets of Miragen or any Miragen Subsidiary.

(e) No material deficiencies for Taxes with respect to Miragen or any Miragen Subsidiary have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Miragen or any Miragen Subsidiary. No issues relating to Taxes of Miragen or any Miragen Subsidiary were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Miragen has delivered or made available to Signal complete and accurate copies of all federal income Tax and all other material Tax Returns of Miragen and each Miragen Subsidiary (and predecessors of each) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Miragen and each Miragen Subsidiary (and predecessors of each), with respect to federal income Tax and all other material Taxes. Neither Miragen nor any Miragen Subsidiary (or any of their predecessors) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f) All material elections with respect to Taxes affecting Miragen or any Miragen Subsidiary as of the date hereof are set forth on Schedule 2.13(f). Neither Miragen nor any Miragen Subsidiary (i) has consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of Miragen or any Miragen Subsidiary; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; (vi) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

(g) Neither Miragen nor any Miragen Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Neither Miragen nor any Miragen Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i) Neither Miragen nor any Miragen Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Miragen) for federal, state, local or foreign Tax purposes. Neither Miragen nor any Miragen Subsidiary has any Liability for the Taxes of any Person (other than Miragen and any Miragen Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(j) Neither Miragen nor any Miragen Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k) Neither Miragen nor any Miragen Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, or (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date.

(l) Neither Miragen nor any Miragen Subsidiary is a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Miragen, other arrangement or contract which is treated as a partnership for Tax purposes.

(m) Neither Miragen nor any Miragen Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(n) Neither Miragen nor any Miragen Subsidiary has taken any action, or has any knowledge of any fact or circumstance, that would reasonably be expected to prevent the Contemplated Transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.14 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of the Miragen and Miragen Subsidiary employees is terminable by Miragen or the applicable Miragen Subsidiary at will (or otherwise in accordance with general principles of wrongful termination law).

(b) Neither Miragen nor any Miragen Subsidiary is a party to or bound by, nor has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of Miragen, seeking to represent any employees of Miragen or any Miragen Subsidiary.

(c) There has never been, nor, to the Knowledge of Miragen has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity or any similar activity or dispute, affecting Miragen or any Miragen Subsidiary.

(d) Neither Miragen nor any Miragen Subsidiary is or has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Miragen, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Miragen Associate, including charges of unfair labor practices or discrimination complaints.

(e) Section 2.14(e) of the Miragen Disclosure Schedule lists, as of the date of this Agreement, all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, retention, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, disability, life or accident insurance, paid time off, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe or employee benefit, and all other compensation, plans, programs, agreements or arrangements, including but not limited to any employment, consulting, independent contractor, severance or executive compensation agreements or arrangements (other than regular salary or wages), written or otherwise, which are currently in effect relating to any present or former employee, independent contractor or director of Miragen or any Miragen Subsidiary or any Miragen Affiliate or which is maintained by, administered or contributed to by, or required to be contributed to by, Miragen, any Miragen Subsidiary or any Miragen Affiliate, or under which Miragen or any Miragen Subsidiary or any Miragen Affiliate has any current or would reasonably be expected to incur liability after the date hereof (each, an “Miragen Employee Plan”).

(f) With respect to Miragen Options granted pursuant to the 2008 Plan, to the Knowledge of Miragen, (i) each Miragen Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of an Miragen Option was duly authorized no later than the date on which the grant of such Miragen Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Miragen Board of Directors (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Miragen Option grant was made in accordance with the terms of the 2008 Plan and all other applicable Legal Requirements and (iv) the per share exercise price of each Miragen Option was not less than the fair market value of a share of Miragen Common Stock on the applicable Grant Date.

(g) Each Miragen Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on a favorable opinion letter with respect to such qualified status from the Internal Revenue Service. To the Knowledge of Miragen, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Miragen Employee Plan or the exempt status of any related trust.

(h) Each Miragen Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including the Code and ERISA. Miragen and each Miragen Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Miragen Employee Plans. Neither Miragen nor any Miragen Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Miragen Employee Plans. All contributions required to be made by Miragen or any Miragen Affiliate to any Miragen Employee Plan have been made on or before their due dates (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business consistent with past practice). No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of Miragen, is threatened against or with respect to any Miragen Employee Plan, including any audit or inquiry by the IRS, the United States Department of Labor or other Governmental Body.

(i) Neither Miragen nor any Miragen Subsidiary has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither Miragen nor any Miragen Subsidiary has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Miragen Employee Plan subject to ERISA and neither Miragen nor any Miragen Subsidiary has been assessed any civil penalty under Section 502(l) of ERISA.

(j) No Miragen Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Miragen nor any Miragen Subsidiary or Miragen Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Miragen Employee Plan is a Multiemployer Plan, and neither Miragen nor any Miragen Subsidiary or Miragen Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan.

(k) No Miragen Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under an Miragen Employee Plan qualified under Section 401(a) of the Code. Neither Miragen nor any Miragen Subsidiary sponsors or maintains any self-funded employee benefit plan. No Miragen Employee Plan is subject to any Legal Requirement of a foreign jurisdiction outside of the United States.

(l) Neither Miragen nor any Miragen Subsidiary is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of section 280G of the Code as a result of the Contemplated Transactions and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(m) To the Knowledge of Miragen, no payment pursuant to any Miragen Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) from Miragen, including the grant, vesting or exercise of any stock option, would subject any Person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the Contemplated Transactions or otherwise.

(n) No Miragen Option, stock appreciation rights or other equity-based awards issue or granted by Miragen are subject to the requirements of Code Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and guidance thereunder) maintained by or under which Miragen makes, is obligated to make or promises to make, payments (each a “Miragen 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Miragen 409A Plan is, or to the Knowledge of Miragen will be, subject to the penalties of Code Section 409A(a)(1).

(o) Miragen and each of its Subsidiaries has complied in all material respects with all state and federal laws applicable to employees, including but not limited to COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborn’s and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees. To the extent required under HIPAA and the regulations issued thereunder, Miragen and each of its Subsidiaries has, prior to the Closing Date, performed all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither Miragen nor any of its Subsidiaries has any material unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension. Miragen and each Miragen Affiliate is in compliance in all material respects with all applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations thereunder (together, the “ACA”), including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder. No excise tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Miragen Employee Plan. Neither Miragen nor any Miragen Affiliate has any unsatisfied obligations to any employees or qualified beneficiaries pursuant to the ACA, or any state or local Legal Requirement governing health care coverage or benefits that would reasonably be expected to result in any material liability to Miragen. Miragen and each Miragen Affiliate has maintained all records necessary to demonstrate its compliance with the ACA.

(p) Miragen and each of its Subsidiaries is in material compliance with all applicable foreign, federal, state and local laws, rules, regulations, orders, rulings, judgments, decrees or arbitration awards respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, hours of work, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration and wrongful discharge and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of Miragen, threatened or reasonably anticipated against Miragen or any of its Subsidiaries relating to any employee, employment agreement, independent contractor, independent contractor agreement or Miragen Employee Plan. There are no pending or, to the Knowledge of Miragen, threatened or reasonably anticipated claims or actions against Miragen, any of its Subsidiaries, any Miragen trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. Neither

Miragen nor any Subsidiary thereof is party to a conciliation agreement, consent decree or other agreement or order with any federal, state or local agency or governmental authority with respect to employment practices.

(q) No current or former independent contractor of Miragen or any of its Subsidiaries would reasonably be deemed to be a misclassified employee. Neither Miragen nor any of its Subsidiaries has any material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee leased from another employer or (C) any employee currently or formerly classified as exempt from overtime wages. Neither Miragen nor any Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Miragen or any of its Subsidiaries prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(r) Except as set forth in Section 2.14(r) of the Miragen Disclosure Schedule, none of the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, independent contractor or director of Miragen, (ii) materially increase or otherwise enhance any benefits otherwise payable by Miragen, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person by Miragen or (v) result in the forgiveness in whole or in part of any outstanding loans made by Miragen to any Person.

(s) With respect to each Miragen Employee Plan, Miragen has made available to Signal a true and complete copy of, to the extent applicable, (i) such Miragen Employee Plan, (ii) the three most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Miragen Employee Plan, (iv) the most recent summary plan description for each Miragen Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of Miragen, and (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Miragen Employee Plan.

2.15 Environmental Matters. Miragen and each Miragen Subsidiary is in material compliance with all applicable Environmental Laws, which compliance includes the possession by Miragen of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof other than any failure to be in compliance or possess any such permits and authorized that is not an Miragen Material Adverse Effect. Neither Miragen nor any of its Subsidiaries has received since January 1, 2011 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Miragen is not in compliance with any Environmental Law, and, to the Knowledge of Miragen, there are no circumstances that may prevent or interfere with Miragen’s compliance with any Environmental Law in the future. To the Knowledge of Miragen: (i) no current or prior owner of any property leased or controlled by Miragen or any of its Subsidiaries has received since January 1, 2011 any written notice or other communication relating to property owned or leased at any time by Miragen or any of its Subsidiaries, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Miragen or any of its Subsidiaries is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither it nor any of its Subsidiaries has any material liability under any Environmental Law.

2.16 Insurance.

(a) Miragen has delivered or made available to Signal accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Miragen and each Miragen Subsidiary, as of the date of this Agreement. Each of such insurance policies is in full force and effect and Miragen and each Miragen Subsidiary are in compliance with the terms thereof. As of the date of this Agreement, other than customary end of policy notifications from insurance carriers, since January 1, 2011, neither Miragen nor any Miragen Subsidiary has received any notice or other communication regarding any actual or possible: (a) cancelation or invalidation of any insurance policy; (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Miragen or any Miragen Subsidiary. Information provided to insurance carriers (in applications and otherwise) on behalf of Miragen and each Miragen Subsidiary is accurate and complete. Miragen and each Miragen Subsidiary have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against Miragen or any Miragen Subsidiary, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Miragen or any Miragen Subsidiary of its intent to do so.

(b) Miragen has delivered to Signal accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Miragen and each Miragen Subsidiary as of the date of this Agreement (the “Existing Miragen D&O Policies”). Section 2.16(b) of the Miragen Disclosure Schedule accurately sets forth, as of the date of this Agreement, the most recent annual premiums paid by Miragen and each Miragen Subsidiary with respect to the Existing Miragen D&O Policies. All premiums for the Existing Miragen D&O Policies have been paid as of the date hereof.

2.17 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and, to the Knowledge of Miragen, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Miragen or any of its Subsidiaries, or to the Knowledge of Miragen, any director or officer of Miragen (in his or her capacity as such) or any of the material assets owned or used by Miragen or its Subsidiaries; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions, in each case, except for any Legal Proceedings that would not constitute an Miragen Material Adverse Effect. To the Knowledge of Miragen, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which Miragen or any Miragen Subsidiary, or any of the material assets owned or used by Miragen or any Miragen Subsidiary, is subject. To the Knowledge of Miragen, no officer of Miragen or any Miragen Subsidiary is subject to any order, writ, injunction, judgment or decree that prohibits such officer of Miragen from engaging in or continuing any conduct, activity or practice relating to the business of Miragen or any Miragen Subsidiary or to any material assets owned or used by Miragen or any Miragen Subsidiary.

2.18 Inapplicability of Anti-takeover Statutes. The Miragen Board of Directors has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Miragen Stockholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Miragen Stockholder Support Agreements or any of the other Contemplated Transactions.

2.19 No Financial Advisor. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Miragen or any of its Subsidiaries.

2.20 Subscription Agreement. The Subscription Agreement has not been amended or modified in any manner prior to the date of this Agreement. Neither Miragen nor, to the Knowledge of Miragen, any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Miragen Pre-Closing Financing, or the transactions contemplated by the Subscription Agreement, other than as set forth in the Subscription Agreement. As of the date of this Agreement, the respective obligations and agreements contained in the Subscription Agreement have not been withdrawn or rescinded in any respect. The Subscription Agreement is in full force and effect and represents a valid, binding and enforceable obligation of Miragen and, to the Knowledge of Miragen, of each other party thereto, subject to the qualification that such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting rights of creditors. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Miragen or, to the Knowledge of Miragen, any other party thereto, under the Subscription Agreement. To the Knowledge of Miragen as of the date hereof, no party thereto will be unable to satisfy on a timely basis any term of the Subscription Agreement. There are no conditions precedent related to the consummation of the Miragen Pre-Closing Financing contemplated by the Subscription Agreement, other than the satisfaction or waiver of the conditions expressly set forth in Article 5 of the Subscription Agreement. To the Knowledge of Miragen as of the date hereof, the funds from the Miragen Pre-Closing Financing will be made available to Miragen prior to the consummation of the Merger.

2.21 Disclosure. The information supplied by Miragen and each Miragen Subsidiary for inclusion in the Proxy Statement / Prospectus / Information Statement (including any Miragen Financials) will not, as of the date of the Proxy Statement / Prospectus / Information Statement or as of the date such information is first mailed to Signal Stockholders, (i) contain any untrue statement of any material fact or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

2.22 Exclusivity of Representations; Reliance.

(a) Except as expressly set forth in this Article 2, neither Miragen nor any Person on behalf of Miragen has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Miragen or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b) Miragen acknowledges and agrees that, except for the representations and warranties of Signal and Merger Sub set forth in Article 3, neither Miragen nor its Representatives is relying on any other representation or warranty of Signal, Merger Sub, or any other Person made outside of Article 3 of this Agreement, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SIGNAL AND MERGER SUB

Signal and Merger Sub represent and warrant to Miragen as follows, except as set forth in the written disclosure schedule delivered by Signal to Miragen (the “Signal Disclosure Schedule”) (it being understood that the representations and warranties in this Article 3 are qualified by: (a) any exceptions and disclosures set forth in the section or subsection of the Signal Disclosure Schedule corresponding to the particular section or subsection in this Article 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in such section or subsection of the Signal Disclosure Schedule by reference to another section or subsection of the Signal Disclosure Schedule; and (c) any exceptions or disclosures set forth in any other section or subsection of the Signal Disclosure Schedule to the extent it is reasonably apparent from the wording of such exception or disclosure that such exception or disclosure qualifies such representation and warranty). The inclusion of any information in the Signal Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Signal Material Adverse Effect, or is outside the Ordinary Course of Business.

3.1 Subsidiaries; Due Organization; Organizational Documents.

(a) Other than Merger Sub, Signal does not have any Subsidiaries and Signal does not own any capital stock of, or any equity interest of any nature in, any other Entity. Signal has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Signal has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of Signal and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Signal Contracts.

(c) Each of Signal and Merger Sub is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified would not constitute a Signal Material Adverse Effect.

(d) Each director and officer of Signal and Merger Sub as of the date of this Agreement is set forth in Section 3.1(d) of the Signal Disclosure Schedule.

(e) Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions. Except for obligations and liabilities incurred in connection with its incorporation and the Contemplated Transactions, Merger Sub has not, and will not have, incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(f) Signal has delivered or made available to Miragen accurate and complete copies of (i) the certificate of incorporation, bylaws and other charter and organizational documents, including all currently effective amendments thereto, for Signal and Merger Sub; and (ii) any code of conduct or similar policy adopted by Signal or by the Signal Board of Directors or any committee thereof.

3.2 Authority; Vote Required.

(a) Each of Signal and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Signal Board of Directors has: (i) determined that the Merger is fair to, and in the best interests of, Signal and Signal Stockholders; (ii) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions; (iii) recommended the approval of the Signal Stockholder Matters and the Other Signal Stockholder Matters by the Signal Stockholders and directed that the Signal Stockholder Matters and the Other Signal Stockholder Matters be submitted for consideration by Signal Stockholders in connection with the solicitation of the Required Signal Stockholder Vote; and (iv) approved the Signal Stockholder Support Agreements and the transactions contemplated thereby. The board of directors of Merger Sub has (A) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder; (B) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions; and (C) recommended that the sole stockholder of Merger Sub adopt this Agreement and thereby approve the Merger and the applicable Contemplated Transactions. This Agreement has been duly executed and delivered by Signal and Merger Sub and, assuming the due authorization, execution and delivery by Miragen, constitutes the legal, valid and binding obligation of Signal and Merger Sub, enforceable against Signal and Merger Sub in accordance with its terms, subject to: (1) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (2) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) (i) The affirmative vote of the holders of a majority of outstanding shares of Signal Common Stock is the only vote of the holders of any class or series of Signal Capital Stock necessary to approve the Signal Stockholder Matters (the “Required Signal Stockholder Vote”) and the Other Signal Stockholder Matters and (ii) the affirmative vote of the sole stockholder of Merger Sub is the only vote of the holders of any class or series of Merger Sub Capital Stock necessary to adopt this Agreement and approve the Merger and the applicable Contemplated Transactions (the “Required Merger Sub Stockholder Vote”).

3.3 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by Signal does not, and the performance of this Agreement by Signal and Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of Signal or Merger Sub; (ii) subject to obtaining the Required Signal Stockholder Vote and the Required Merger Sub Stockholder Vote and compliance with the requirements set forth in Section 3.3(b) below, conflict with or violate any Legal Requirement applicable to Signal or Merger Sub or by which its or any of their respective properties is bound or affected, except for any such conflicts or violations that would not constitute a Signal Material Adverse Effect; or (iii) require Signal or Merger Sub to make any filing with or give any notice to a Person or make any payment, or obtain any Consent from a Person, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Signal’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancelation of, or result in the creation of an Encumbrance on any of the properties or assets of Signal or Merger Sub pursuant to, any Signal Material Contract.

(b) No material Consent, order of, or registration, declaration or filing with any Governmental Body is required by or with respect to Signal or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Contemplated Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) any required filings under the HSR Act and any foreign antitrust Legal Requirement and (iii) such Consents, orders, registrations, declarations and filings as may be required under applicable federal and state securities laws.

3.4 Capitalization.

(a) The authorized capital stock of Signal as of the date of this Agreement consists of: (i) 50,000,000 shares of shares of common stock, par value $0.01 per share (the “Signal Common Stock”), of which 11,123,382 shares are issued and outstanding as of the date of this Agreement, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are outstanding as of the date of this Agreement. Signal does not hold any shares of its capital stock in treasury. All of the issued and outstanding shares of Signal Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of the date of this Agreement, there are outstanding Signal Warrants to purchase 203,214 shares of Signal Common Stock. Section 3.4(a) of the Signal Disclosure Schedule lists, as of the date of this Agreement (A) each record holder of issued and outstanding Signal Common Stock and the number of shares of Signal Common Stock held by each such record holder and (B) (1) each holder of issued and outstanding Signal Warrants, (2) the number and type of shares subject to such Signal Warrants, (3) the exercise price of each such Signal Warrant, and (4) the termination date of each such Signal Warrant.

(b) Except for the Signal Stock Incentive Plan (the “2014 Plan”), Signal does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Signal has reserved 2,525,418 shares of Signal Common Stock for issuance under the 2014 Plan. As of the date of this Agreement, of such reserved shares of Signal Common Stock, (i) no shares have been issued pursuant to the exercise of outstanding options and options to purchase 580,941 shares have been granted and are currently outstanding, (ii) 909,343 have been issued pursuant to settlement of Signal RSUs and 18,820 shares are issuable upon settlement of currently outstanding RSUs, and (iii) 939,970 shares of Signal Common Stock remain available for future issuance pursuant to the 2014 Plan. Section 3.4(b) of the Signal Disclosure Schedule sets forth the following information (A) with respect to each Signal Option outstanding, as of the date of this Agreement: (1) the name of the optionee, (2) the number of shares of Signal Common Stock subject to such Signal Option as of the date of this Agreement, (3) the exercise price of such Signal Option, (4) the date on which such Signal Option was granted, (5) the date on which such Signal Option expires, and (6) the vesting schedule applicable to such Signal Option, including the extent vested to date and whether by its terms the vesting of such Signal Option would be accelerated by the Contemplated Transactions; and (B) with respect to each Signal RSU outstanding as of the date of this Agreement: (1) the name of the holder, (2) the vesting terms of each such Signal RSU, (3) the date on which each such Signal RSU was granted, (4) the date on which each such Signal RSU expires, and (5) the vesting schedule applicable to such Signal RSU, including the extent vested to date and whether by its terms the vesting of such Signal RSU would be accelerated by the Contemplated Transactions.

(c) Except for the outstanding Signal Warrants set forth on Section 3.4(a) of the Signal Disclosure Schedule and for the Signal Options and Signal RSUs set forth on Section 3.4(b) of the Signal Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Signal or Merger Sub; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Signal or Merger Sub; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Signal or Merger Sub is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Signal or Merger Sub. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights with respect to Signal or Merger Sub.

(d) Except as set forth in Section 3.4(d) of the Signal Disclosure Schedule, (i) none of the outstanding shares of Signal Capital Stock or Merger Sub Capital Stock are entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Signal Capital Stock or Merger Sub Capital Stock are subject to any right of first refusal in favor of Signal or Merger Sub, as applicable; (iii) there are no outstanding bonds, debentures, notes or other indebtedness of Signal or Merger Sub having a right to vote on any matters on which the Signal Stockholders or the sole stockholder of Merger Sub, as applicable, have a right to vote; (iv) there is no Signal Contract to which Signal or Merger Sub are a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Signal Capital Stock or Merger Sub Capital Stock. Neither Signal nor Merger Sub is under any obligation, nor is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Signal Capital Stock, Merger Sub Capital Stock or other securities.

(e) The authorized capital of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share (“Merger Sub Capital Stock”), all of which are, and at the Effective Time will be, issued and outstanding and held of record by Signal. The issued and outstanding shares of Merger Sub Capital Stock are duly authorized, validly issued, fully paid and nonassessable. Merger Sub has not at any time granted any stock options, restricted stock, phantom stock, profit participation, restricted stock units, equity-based awards or other similar rights.

(f) All outstanding shares of Signal Capital Stock and Merger Sub Capital Stock, as well as all Signal Options, all Signal RSUs and all Signal Warrants, have been issued and granted, as applicable, in material compliance with all applicable securities laws and other applicable Legal Requirements.

3.5 SEC Filings; Financial Statements.

(a) Signal has made available to Miragen accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by Signal with the SEC since January 1, 2014 (the “Signal SEC Documents”), other than such documents that can be obtained on the SEC’s website at www.sec.gov. All statements, reports, schedules, forms and other documents required to have been filed by Signal or its officers with the SEC have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Signal SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the Signal SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Signal SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this Article 3, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Signal SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of Signal as of the respective dates thereof and the results of operations and cash flows of Signal for the periods covered thereby. Other than as expressly disclosed in the Signal SEC Documents filed prior to the date hereof, there has been no material change in Signal’s accounting methods or principles that would be required to be disclosed in Signal’s financial statements in accordance with GAAP. The books of account and other financial records of Signal are true and complete in all material respects.

(c) Signal’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of Signal, “independent” with respect to Signal within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of Signal, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Signal Accounting Oversight Board thereunder.

(d) Except as set forth in Section 3.5(d) of the Signal Disclosure Schedule, from June 17, 2014 through the date hereof, Signal has not received any comment letter from the SEC or the staff thereof or any correspondence from NASDAQ or the staff thereof relating to the delisting or maintenance of listing of the Signal Common Stock on The NASDAQ Capital Market. Signal has not disclosed any unresolved comments in its SEC Documents.

(e) Since January 1, 2011, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Signal, the Signal Board of Directors or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Signal is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of The NASDAQ Capital Market.

(g) Signal maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Signal maintains records that in reasonable detail accurately and fairly reflect Signal’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Signal Board of Directors, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Signal’s assets that could have a material effect on Signal’s financial statements. Signal has evaluated the effectiveness of Signal’s internal control over financial reporting and, to the extent required by applicable Legal Requirements, presented in any applicable Signal SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Signal has disclosed to Signal’s auditors and the Audit Committee of the Signal Board of Directors (and made available to Miragen a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Signal’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Signal’s internal control over financial reporting. Except as disclosed in the Signal SEC Documents filed prior to the date hereof, Signal has not identified any material weaknesses in the design or operation of Signal’s internal control over financial reporting. Since December 31, 2014, there have been no material changes in Signal’s internal control over financial reporting.

(h) Signal’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Signal in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Signal’s management as appropriate to allow timely decisions regarding required disclosure and to make the Certifications.

3.6 Absence of Changes. Except as set forth in Section 3.6 of the Signal Disclosure Schedule, between June 30, 2016 and the date of this Agreement Signal has conducted its business in the Ordinary Course of Business and there has not been (a) any event that has had a Signal Material Adverse Effect or (b) or any action, event or occurrence that would have required consent of Miragen pursuant to Section 4.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.7 Title to Assets. Signal owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, in each case, free and clear of any Encumbrances, except for: (i) any lien for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Signal Unaudited Interim Balance Sheet; (ii) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Signal; and (iii) liens listed in Section 3.7 of the Signal Disclosure Schedule.

3.8 Real Property; Leaseholds. Signal does not currently own nor has it or any of its former Subsidiaries ever owned any real property or any interest in real property, except for the leaseholds created under the real property leases (including any amendments thereof) identified in Section 3.8 of the Signal Disclosure Schedule (the “Signal Leases”), which are each in full force and effective, with no existing material default thereunder.

3.9 Intellectual Property.

(a) Signal owns, or has the right to use, and has the right to bring actions for the infringement of, all Signal IP Rights, except for any failure to own or have the right to use, or have the right to bring actions that would not constitute a Signal Material Adverse Effect.

(b) Section 3.9(b) of the Signal Disclosure Schedule is an accurate, true and complete listing of all Signal Registered IP.

(c) Section 3.9(c) of the Miragen Disclosure Schedule accurately identifies (i) all Signal IP Rights licensed to Signal (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Signal’s products or services and (B) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials); (ii) the corresponding Signal Contracts pursuant to which such Signal IP Rights are licensed to Signal; (iii) whether the license or licenses granted to Signal are exclusive or non-exclusive; and (iv) whether any funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, such Signal IP Rights.

(d) Section 3.9(d) of the Signal Disclosure Schedule accurately identifies each Signal Contract pursuant to which any Person (other than Signal) has been granted any license or option to obtain a license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Signal IP Rights. Signal is not bound by, and no Signal IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Signal to use, exploit, assert or enforce any Signal IP Rights anywhere in the world, in each case as would materially limit the business of Signal as currently conducted or planned to be conducted.

(e) Signal solely owns all right, title, and interest to and in Signal IP Rights (other than Signal IP Rights (i) exclusively or non-exclusively licensed to Signal, as identified in Section 3.9(c) of the Signal Disclosure Schedule, (ii) any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Signal’s products or services, and (iii) any Intellectual Property licensed ancillary to the purchase or use of equipment, reagents or other materials) free and clear of any Encumbrances. Without limiting the generality of the foregoing and except as set forth in Section 3.9(e) of the Signal Disclosure Schedule:

(i) All documents and instruments necessary to register or apply for or renew registration of all Signal Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body except for any such failure, individually or collectively, that would not have a Signal Material Adverse Effect.

(ii) Each Person who is or was an employee or contractor of Signal and who is or was involved in the creation or development of any Signal IP Rights has signed a valid, enforceable agreement containing an assignment of such Intellectual Property to Signal and confidentiality provisions protecting trade secrets and confidential information of Signal. To the Knowledge of Signal, no current or former stockholder, officer, director, employee or contractor of Signal or any of its former Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Signal IP Rights. To the Knowledge of Signal, no employee or contractor of Signal is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Signal or (b) in breach of any Contract with any current or former employer or other Person concerning Signal IP Rights or confidentiality provisions protecting trade secrets and confidential information comprising Signal IP Rights.

(iii) No funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Signal IP Rights in which Signal has an ownership interest.

(iv) Signal has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Signal holds, or purports to hold, as a trade secret.

(v) Signal has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Signal IP Rights to any other Person, except for any such assignments or transfers made after the date of this Agreement pursuant to a definitive agreement for the sale of all of Signal’s intellectual property assets related to the Lab Business.

(vi) To the Knowledge of Signal, the Signal IP Rights constitute all Intellectual Property necessary for Signal to conduct its business as currently conducted or planned to be conducted.

(f) Signal is not a party to any Contract that, as a result of the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions will cause the grant of any license or other right to any Signal IP Rights or impair the right of Signal or the Surviving Corporation and its Subsidiaries to use, sell, license or enforce any Signal IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not reasonably be expected to result in a Signal Material Adverse Effect.

(g) The manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Signal (i) does not violate or constitute a breach of any license or agreement between Signal and any third party, and, (ii) to the Knowledge of Signal, does not infringe or misappropriate any Intellectual Property right of any other party. Signal has disclosed in correspondence to Miragen the third-party patents and patent applications found during all freedom to operate searches that were conducted by Signal related to any product or technology currently approved or sold or under preclinical or clinical development by Signal. To the Knowledge of Signal, no third party is infringing upon or misappropriating, or violating any license or agreement with Signal relating to, any Signal IP Rights. There is no current or pending challenge, claim or Legal Proceeding (including opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, ownership or right to use, sell, license or dispose of any Signal IP Rights, nor has Signal received any written notice asserting that the manufacture, marketing, license, sale or intended use of any product or service currently approved or sold or under preclinical or clinical development by Signal conflicts with or infringes or misappropriates or will conflict with or infringe or misappropriate the rights of any other Person.

(h) Each item of Signal IP Rights that is Signal Registered IP is and at all times has been filed and maintained in compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Signal Registered IP in full force and effect have been made by the applicable deadline, except for any failure to perform any of the foregoing, individually or collectively, that would not have a Signal Material Adverse Effect.

(i) No trademark (whether registered or unregistered) or trade name owned, used, or applied for by Signal conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Signal has or purports to have an ownership interest has been impaired as determined by Signal in accordance with GAAP.

(j) (i) Signal is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim, and (ii) neither Signal nor any of its former Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

3.10 Material Contracts. Section 3.10 of the Signal Disclosure Schedule lists the following Signal Contracts, effective as of the date of this Agreement (each, a “Signal Material Contract” and collectively, the “Signal Material Contracts”):

(i) each Signal Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii) each Signal Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, or entity providing employment related, consulting or independent contractor services, not terminable by Signal on 90 calendar days’ or less notice without liability, except to the extent general principles of wrongful termination law may limit Signal’s ability to terminate employees at will;

(iii) each Signal Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv) each Signal Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v) each Signal Contract containing (A) any covenant limiting the freedom of Signal or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision;

(vi) each Signal Contract relating to capital expenditures and involving obligations after the date of this Agreement in excess of $25,000 and not cancelable without penalty;

(vii) each Signal Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(viii) each Signal Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $25,000 or creating any material Encumbrances with respect to any assets of Signal or any loans or debt obligations with officers or directors of Signal;

(ix) each Signal Contract relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions); (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Signal; (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Signal has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Signal has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Signal; or (D) any Contract to license any third party to manufacture or produce any product, service or technology of Signal or any Contract to sell, distribute or commercialize any products or service of Signal, except agreements in the Ordinary Course of Business;

(x) each Signal Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Signal in connection with the Contemplated Transactions;

(xi) each Signal IP Right Agreement;

(xii) each Signal Lease; or

(xiii) any other Signal Contract that is not terminable at will (with no penalty or payment) by Signal and (i) which involves payment or receipt by Signal after the date of this Agreement under any such agreement, contract or commitment of more than $25,000 in the aggregate, or obligations after the date of this Agreement in excess of $25,000 in the aggregate, or (ii) that is material to the business or operations of Signal.

(b) Signal has delivered or made available to Miragen accurate and complete (except for applicable redactions thereto) copies of all Signal Material Contracts, including all amendments thereto. There are no Signal Material Contracts that are not in written form. Signal has not, nor to Signal’s Knowledge, as of the date of this Agreement has any other party to a Signal Material Contract (as defined below) breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Signal Material Contract in such manner as would permit any other party to cancel or terminate any such Signal Material Contract, or would permit any other party to seek damages that constitutes a Signal Material Adverse Effect. As of the date of this Agreement, each Signal Material Contract is valid, binding, enforceable and in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.11 Undisclosed Liabilities. As of the date of this Agreement, Signal has no Liability, except for: (a) Liabilities identified as such in the Signal Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by Signal since the date of the Signal Unaudited Interim Balance Sheet in the Ordinary Course of Business and that are not in excess of $25,000 in the aggregate; (c) Liabilities for performance in the Ordinary Course of Business of obligations of Signal under Signal Contracts, including the reasonably expected performance of such Signal Contracts in accordance with their terms (which would not include, for example, any instances of breach or indemnification); (d) Liabilities described in Section 3.11 of the Signal Disclosure Schedule; and (e) Liabilities incurred in connection with the Contemplated Transactions.

3.12 Compliance; Permits; Restrictions.

(a) Signal is, and since January 1, 2011, each of Signal and its former Subsidiaries has been in compliance with all applicable Legal Requirements except for any non-

compliance that would not constitute a Signal Material Adverse Effect. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body or authority is pending or, to the Knowledge of Signal, threatened against Signal. There is no Contract, judgment, injunction, order or decree binding upon Signal which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Signal, any acquisition of material property by Signal or the conduct of business by Signal as currently conducted, (ii) would reasonably be expected to have an adverse effect on Signal’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the Contemplated Transactions.

(b) Signal holds all Governmental Authorizations that are material to the operation of its business (collectively, the “Signal Permits”) as currently conducted. Section 3.12(b) of the Signal Disclosure Schedule identifies each Signal Permit. As of the date of this Agreement, Signal is in material compliance with the terms of the Signal Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of Signal, threatened, which seeks to revoke, limit, suspend, or materially modify any Signal Permit. The rights and benefits of each material Signal Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Signal as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no proceedings pending or, to the Knowledge of Signal, threatened with respect to an alleged material violation by Signal of the Clinical Laboratory Improvement Amendments (“CLIA”), state CLIA regulations, or any other similar Legal Requirements promulgated by a Governmental Body.

(d) Signal holds all required Governmental Authorizations issuable by any Governmental Body necessary for the conduct of its business as currently conducted (the “Signal Regulatory Permits”) and no such Signal Regulatory Permit has been (i) revoked, withdrawn, suspended, canceled or terminated or (ii) modified in any materially adverse manner. Signal has not received any written notice or other written communication from any Governmental Body regarding any revocation, withdrawal, suspension, cancelation, termination or material modification of any Signal Regulatory Permit. Signal has made available to Miragen all information in its possession or control relating to the following (to the extent there are any): (A) adverse event reports; clinical study reports and material study data; and inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Governmental Body; and meeting minutes with any Governmental Body; and (B) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Body.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Signal or in which Signal or its products or services have participated were conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with applicable Legal Requirements.

(f) To the Knowledge of Signal, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Signal or its officers, employees or agents.

3.13 Tax Matters.

(a) Each of Signal and its former Subsidiaries has timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. Signal is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Signal or its former Subsidiaries do not file Tax Returns that such company is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by Signal or any of its former Subsidiaries on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of Signal and its former Subsidiaries have been reserved for on the Signal Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Signal Unaudited Interim Balance Sheet, Signal has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) Signal has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on Signal’s Unaudited Interim Balance Sheet) upon any of the assets of Signal.

(e) No material deficiencies for Taxes with respect to Signal have been claimed, proposed or assessed by any Governmental Body in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Signal. No issues relating to Taxes of Signal were raised by the relevant Tax authority in any completed audit or examination that would reasonably be expected to result in a material amount of Taxes in a later taxable period. Signal has delivered or made available to Miragen complete and accurate copies of all federal income Tax and all other material Tax Returns of Signal (and the predecessors of each) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by Signal with respect to federal income Tax and all other material Taxes. Signal has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f) All material elections with respect to Taxes affecting Signal as of the date hereof are set forth on Section 3.13 of the Signal Disclosure Schedule. Signal has not (i) consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of Signal; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) made or will make a consent dividend election under Section 565 of the Code; (vi) elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

(g) Signal has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Signal is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i) Neither Signal nor any of its former Subsidiaries has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Signal) for federal, state, local or foreign Tax purposes. Signal has no Liability for the Taxes of any Person (other than Signal) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract or otherwise.

(j) Signal has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k) Signal is not a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of Signal, other arrangement or contract which is treated as a partnership for Tax purposes.

(l) Signal will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, or (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date.

(m) Signal has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(n) Signal has not taken any action, or has any knowledge of any fact or circumstance, that would reasonably be expected to prevent the Contemplated Transactions from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.14 Employee and Labor Matters; Benefit Plans.

(a) The employment of each of the Signal employees is terminable by Signal at will (or otherwise in accordance with general principles of wrongful termination law). Signal has made available to Miragen accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Signal Associates to the extent currently effective and material.

(b) Signal is not, and neither Signal or any of its former Subsidiaries has been, a party to, bound by, or has, or had, a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization, trade or labor union, employees’ association or similar organization representing any of its employees, and there are no labor organizations, trade or labor unions, employees’ associations or similar organizations representing, purporting to represent or, to the Knowledge of Signal, seeking to represent any employees of Signal.

(c) Section 3.14(c) of the Signal Disclosure Schedule lists, as of the date of this Agreement, all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, retention, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, disability, life or accident insurance, paid time off, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, fringe or employee benefit, and all other compensation, plans, programs, agreements or arrangements, including but not limited to any employment, consulting, independent contractor, severance or executive compensation agreements or arrangements (other than regular salary or wages), written or otherwise, which are currently in effect relating to any present or former employee, independent contractor or director of Signal or any Signal Affiliate, or which is maintained by, administered or contributed to by, or required to be contributed to by, Signal, any of Signal’s former Subsidiaries or any Signal Affiliate, or under which Signal, any of Signal’s former Subsidiaries or any Signal Affiliate has incurred or may incur any liability (each, an “Signal Employee Plan”).

(d) With respect to each Signal Employee Plan, Signal has made available to Miragen a true and complete copy of, to the extent applicable, (i) such Signal Employee Plan, (ii) the three most recent annual reports (Form 5500) as filed with the Internal Revenue Service, (iii) each currently effective trust agreement related to such Signal Employee Plan, (iv) the most recent summary plan description for each Signal Employee Plan for which such description is required, along with all summaries of material modifications, amendments, resolutions and all other material plan documentation related thereto in the possession of Signal, (v) the most recent Internal Revenue Service determination or opinion letter or analogous ruling under foreign law issued with respect to any Signal Employee Plan, (vi) all material notices, letters or other correspondence to or from any Governmental Body or agency thereof within the last three years; (vii) all non-discrimination tests for the most recent three plan years; (viii) all material written agreements and Contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts; (ix) all material written employee communications within the past three years, and (x) all registration statements and prospectuses prepared in connection with each Signal Employee Plan.

(e) Each Signal Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or may rely on a favorable opinion letter with respect to such qualified status from the Internal Revenue Service. To the Knowledge of Signal, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Signal Employee Plan or the exempt status of any related trust. Each Signal Employee Plan has been maintained in compliance in all material respects, with its terms and, both as to form and operations, with all applicable Legal Requirements, including the Code and ERISA. Except as set forth in Section 3.14(e)(i) of the Signal Disclosure Schedule, each Signal Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without material Liability to Signal, the Surviving Corporation, Miragen or any of their Affiliates (other than ordinary administrative expenses typically incurred in a termination event). Except as set forth in Section 3.14(e)(ii) of the Signal Disclosure Schedule, neither Signal nor any Signal Affiliate has announced its intention to modify or amend any Signal Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Signal Employee Plan, and to the Knowledge of Signal, each asset held under such Signal Employee Plan may be liquidated or terminated without the imposition of any material redemption fee, surrender charge or comparable Liability. Signal, each of its former Subsidiaries and each Signal Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Signal Employee Plans. Neither Signal, any of its former Subsidiaries, nor any Signal Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Signal Employee Plans. All contributions required to be made by Signal, any of its former Subsidiaries or any Signal Affiliate to any Signal Employee Plan have been made on or before their due dates (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business consistent with past practice). No suit, administrative proceeding, action or other litigation has been initiated against, or to the Knowledge of Signal, is threatened, against or with respect to any Signal Employee Plan, including any audit or inquiry by the IRS, United States Department of Labor or other Governmental Body.

(f) Neither Signal, nor any of its former Subsidiaries or any Signal Affiliate has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither Signal, nor any of its former Subsidiaries or any Signal Affiliate has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Signal Employee Plan subject to ERISA and neither Signal, nor any of its former Subsidiaries or any Signal Affiliate has been assessed any civil penalty under Section 502(l) of ERISA.

(g) No Signal Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither Signal, nor any of its former Subsidiaries or any Signal Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Signal Employee Plan is a Multiemployer Plan, and neither Signal, nor any of its former Subsidiaries or any Signal Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Signal Employee Plan is a Multiple Employer Plan.

(h) No Signal Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a Signal Employee Plan qualified under Section 401(a) of the Code. Neither Signal nor any Signal Affiliate sponsors or maintains any self-funded employee benefit plan. No Signal Employee Plan is subject to any Legal Requirement of any foreign jurisdiction outside of the United States.

(i) To the Knowledge of Signal, no payment pursuant to any Signal Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) from Signal or any of its former Subsidiaries, including the grant, vesting or exercise of any stock option, would subject any Person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the Contemplated Transactions or otherwise.

(j) With respect to Signal Options granted pursuant to the 2014 Plan, (i) each Signal Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Signal Option was duly authorized no later than the date on which the grant of such Signal Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Signal Board of Directors (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Signal Option grant was made in accordance with the terms of the 2014 Plan, the Exchange Act and all other applicable Legal Requirements, including the rules of NASDAQ and any other exchange on which Signal securities are traded, (iv) the per share exercise price of each Signal Option was not less than the fair market value of a share of Signal Common Stock on the applicable Grant Date and (v) each such Signal Option grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of Signal and disclosed in Signal filings with the Securities and Exchange Commission in accordance with the Exchange Act and all other applicable Legal Requirements. Signal has not knowingly granted, and there is no and has been no policy or practice of Signal of granting, Signal Options prior to, or otherwise coordinate the grant of Signal Options with, the release or other public announcement of material information regarding Signal or its results of operations or prospects.

(k) No Signal Options, stock appreciation rights or other equity-based awards issued or granted by Signal are subject to the requirements of Code Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) maintained by or under which Signal or any of its former Subsidiaries makes, is obligated to make or promises to make, payments (each, a “Signal 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Signal 409A Plan is, or to the Knowledge of Signal will be, subject to the penalties of Code Section 409A(a)(1).

(l) Signal is in compliance with all of its bonus, commission and other compensation plans and has paid any and all amounts required to be paid under such plans, including any and all bonuses and commissions (or pro rata portion thereof) that may have accrued or been earned through the calendar quarter preceding the Effective Time, and is not liable for any payments, taxes or penalties for failure to comply with any of the terms or conditions of such plans or the laws governing such plans.

(m) Each of Signal and its former Subsidiaries has complied in all material respects with all state and federal laws applicable to employees, including but not limited to COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborn’s and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees. To the extent required under HIPAA and the regulations issued thereunder, Signal and each of its former Subsidiaries has, prior to the Closing Date, performed all obligations under the medical privacy rules of HIPAA (45 C.F.R. Parts 160 and 164), the electronic data interchange requirements of HIPAA (45 C.F.R. Parts 160 and 162), and the security requirements of HIPAA (45 C.F.R. Part 142). Neither Signal nor any of its former Subsidiaries has any material unsatisfied obligations to any of its employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension. Signal and each Signal Affiliate is in compliance in all material respects with all applicable requirements of the ACA, including all requirements relating to eligibility waiting periods and the offer of or provision of minimum essential coverage that is compliant with Section 36B(c)(2)(C) of the Code and the regulations issued thereunder to full-time employees as defined in Section 4980H(c)(4) of the Code and the regulations issued thereunder. No excise tax or penalty under the ACA, including Sections 4980D and 4980H of the Code, is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Signal Employee Plan. Neither Signal nor any Signal Affiliate has any unsatisfied obligations to any employees or qualified beneficiaries pursuant to the ACA, or any state or local Legal Requirement governing health care coverage or benefits that would reasonably be expected to result in any material liability to Signal. Each of Signal and its Signal Affiliates has maintained all records necessary to demonstrate its compliance with the ACA.

(n) Signal is, and its former Subsidiaries were in material compliance with all applicable foreign, federal, state and local laws, rules, regulations, orders, rulings, judgments, decrees or arbitration awards respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, hours of work, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration and wrongful discharge and in each case, with respect to employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty of any material amount for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of Signal, threatened or reasonably anticipated against Signal relating to any employee, employment agreement, independent contractor, independent contractor agreement or Signal Employee Plan. There are no pending or, to the Knowledge of Signal, threatened or reasonably anticipated claims or actions against Signal or any trustee of Signal under any worker’s compensation policy or long-term disability policy. Signal is not a party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or Governmental Body with respect to employment practices. Signal has good labor relations.

(o) No current or former independent contractor of Signal or any of its former Subsidiaries would reasonably be deemed to be a misclassified employee. Except as set forth on Section 3.14(o) of the Signal Disclosure Schedule, no independent contractor is eligible to participate in any Signal Employee Plan. Neither Signal nor any of its former Subsidiaries has material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee leased from another employer, or (C) any employee currently or formerly classified as exempt from overtime wages. Neither Signal nor any of its former Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations of employees of Signal prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(p) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, or any similar activity or dispute, affecting Signal or any of its former Subsidiaries. No event has occurred, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(q) Signal is not, and neither Signal nor any of its former Subsidiaries, has been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Signal, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Signal Associate, including charges of unfair labor practices or discrimination complaints.

(r) There is no Contract or arrangement to which Signal or any Signal Affiliate is a party or by which it is bound to compensate any of its current or former employees, independent contractors or directors for additional income or excise taxes paid pursuant to Sections 409A or 4999 of the Code.

(s) Neither Signal nor any Signal Affiliate is a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(t) Except as set forth in Section 3.14(t) of the Signal Disclosure Schedule, none of the execution and delivery of this Agreement, or the consummation of the Contemplated Transactions or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any employee, independent contractor or director of Signal, (ii) materially increase or otherwise enhance any benefits otherwise payable by Signal, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person by Signal or (v) result in the forgiveness in whole or in part of any outstanding loans made by Signal to any Person.

3.15 Environmental Matters. Signal is in material compliance with all applicable Environmental Laws, which compliance includes the possession by Signal of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof other than any failure to be in compliance or possess any such permits and authorized that is not a Signal Material Adverse Effect. Neither Signal nor any of its former Subsidiaries has received since January 1, 2011 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Signal is not in compliance with any Environmental Law, and, to the Knowledge of Signal, there are no circumstances that may prevent or interfere with Signal’s compliance with any Environmental Law in the future. To the Knowledge of Signal: (i) no current or prior owner of any property leased or controlled by Signal or any of its former Subsidiaries has received since January 1, 2011, any written notice or other communication relating to property owned or leased at any time by Signal, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Signal or any of its former Subsidiaries is not in compliance with or has violated any Environmental Law relating to such property and (ii) neither Signal nor any of its former Subsidiaries has any material liability under any Environmental Law.

3.16 Insurance.

(a) Signal made available to Miragen accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Signal, as of the date of this Agreement. Each of such insurance policies is in full force and effect and Signal is in compliance with the terms thereof. As of the date of this Agreement, other than customary end of policy notifications from insurance carriers, since January 1, 2011, Signal has not received any notice or other communication regarding any actual or possible: (a) cancelation or invalidation of any insurance policy; (b) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Signal. All information provided to insurance carriers (in applications and otherwise) on behalf of Signal is accurate and complete.

Signal has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against Signal, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Signal of its intent to do so.

(b) Signal has delivered to Miragen accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by Signal and each Signal Subsidiary as of the date of this Agreement (the “Existing Signal D&O Policies”). Section 3.16(b) of the Signal Disclosure Schedule accurately sets forth, as of the date of this Agreement, the most recent annual premiums paid by Signal and each Signal Subsidiary with respect to the Existing Signal D&O Policies. All premiums for the Existing Signal D&O Policies have been paid.

3.17 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding, and, to the Knowledge of Signal, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Signal, or to the Knowledge of Signal, any director or officer of Signal (in his or her capacity as such) or any of the material assets owned or used by Signal; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions, in each case, except for any such Legal Proceedings that would not constitute a Signal Material Adverse Effect. To the Knowledge of Signal, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which Signal or any of the material assets owned or used by Signal, is subject. To the Knowledge of Signal, no officer of Signal is subject to any order, writ, injunction, judgment or decree that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of Signal or to any material assets owned or used by Signal.

3.18 Inapplicability of Anti-takeover Statutes. The Signal Board of Directors and the board of directors of Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Signal Stockholder Support Agreements and to the consummation of Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Signal Stockholder Support Agreements or any of the other Contemplated Transactions.

3.19 No Financial Advisor. Except as set forth on Section 3.19 of the Signal Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Signal or Merger Sub.

3.20 Disclosure. The information supplied by Signal for inclusion in the Proxy Statement / Prospectus / Information Statement will not, as of the date of the Proxy Statement / Prospectus / Information Statement or as of the date such information is first mailed to Signal Stockholders, (i) contain any untrue statement of any material fact or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information is provided, not false or misleading.

3.21 Bank Accounts; Deposits.

(a) Section 3.21(a) of the Signal Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of Signal at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of September 30, 2016 and the names of all individuals authorized to draw on or make withdrawals from such accounts.

(b) All existing accounts receivable of Signal (including those accounts receivable reflected on the Signal Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Signal Unaudited Interim Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of Signal arising from bona fide transactions entered into in the Ordinary Course of Business, and (ii) are current and collectible in full when due, without any counterclaim or set off, net of applicable reserves for bad debts on the Signal Unaudited Interim Balance Sheet. All deposits of Signal (including those set forth on the Signal Unaudited Interim Balance Sheet) which are individually more than $10,000 or more than $25,000 in the aggregate are fully refundable to Signal.

3.22 Transactions with Affiliates. Except as set forth in the Signal SEC Documents filed prior to the date of this Agreement, since the date of Signal’s last proxy statement filed in 2016 with the SEC, no event has occurred that would be required to be reported by Signal pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 3.22 of the Signal Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Signal as of the date of this Agreement.

3.23 Valid Issuance. The Signal Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement be validly issued, fully paid and nonassessable.

3.24 Code of Ethics. Signal has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal executive officer, principal financial officer, controller or principal accounting officer, or persons performing similar functions. Signal has promptly disclosed any change in or waiver of Signal’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Knowledge of Signal, there have been no violations of provisions of Signal’s code of ethics by any such persons.

3.25 Opinion of Financial Advisor. The Signal Board of Directors (in its capacity as such) has received an opinion of Cantor Fitzgerald & Co., financial advisor to Signal, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair to Signal from a financial point of view. Promptly following execution of this Agreement, Signal will furnish an accurate and complete copy of such opinion to Miragen.

3.26 Shell Company Status. Signal is not an issuer identified in Rule 144(i)(1) or of the Securities Act or a shell company as defined in Rule 12b-2 of the Exchange Act.

3.27 Exclusivity of Representations; Reliance.

(a) Except as expressly set forth in this Article 3, neither Signal, Merger Sub, nor any Person on behalf of Signal or Merger Sub has made, nor are any of them making, any representation or warranty, written or oral, express or implied, at law or in equity, including with respect to merchantability or fitness for any particular purpose, in respect of Signal or its business in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided (including with respect to any financial or other projections therein), and any other such representations and warranties are hereby expressly disclaimed.

(b) Signal and Merger Sub acknowledge and agree that, except for the representations and warranties of Miragen set forth in Article 2, none of Signal, Merger Sub or any of their respective Representatives is relying on any other representation or warranty of Miragen or any other Person made outside of Article 2 of this Agreement, including regarding the accuracy or completeness of any such other representations or warranties or the omission of any material information, whether express or implied, in each case with respect to the Contemplated Transactions.

ARTICLE 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with the terms hereto and the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to:

(a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries;

(b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; and

(c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party copies of:

(i) the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within 30 calendar days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(ii) all material operating and financial reports prepared by such Party for its senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for its management;

(iii) any written materials or communications sent by or on behalf of a Party to its stockholders;

(iv) any material notice, document or other communication sent by or on behalf of a Party to any party to any Signal Material Contract or Miragen Material Contract, as applicable, or sent to a Party by any party to any Signal Material Contract or Miragen Material Contract, as applicable (other than any communication that relates solely to routine commercial transactions between such Party and the other party to any such Signal Material Contract or Miragen Material Contract, as applicable, and that is of the type sent in the Ordinary Course of Business and consistent with past practices);

(v) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(vi) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(vii) any material notice, report or other document received by a Party from any Governmental Body.

(b) Notwithstanding the foregoing, (i) any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such Party requires such Party to restrict or prohibit access to any of such Party’s properties or information and (ii) neither Party nor its respective Representatives or Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege.

4.2 Operation of Signal’s Business.

(a) Except as set forth on Section 4.2(a) of the Signal Disclosure Schedule, as expressly required or permitted by this Agreement, or as required by applicable Legal Requirements, during the Pre-Closing Period, Signal shall: (i) conduct its business and operations in the Ordinary Course of Business; (ii) continue to pay outstanding accounts payable and other current Liabilities (including payroll) when due and payable; and (iii) conduct its business and operations in compliance with all applicable Legal Requirements and the requirements of all Signal Contracts that constitute Signal Material Contracts.

(b) Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth on Section 4.2(b) of the Signal Disclosure Schedule, as expressly required or permitted by this Agreement, or as required by applicable Legal Requirements, Signal shall not, without the prior written consent of Miragen (which consent shall not be unreasonably withheld or delayed):

(i) (A) declare, accrue, set aside or pay any dividend or made any other distribution in respect of any shares of Signal Capital Stock or (B) repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities;

(ii) sell, issue or grant, or authorize the issuance of: (A) any capital stock or other security (except for shares of Signal Common Stock issued upon the settlement of Signal RSUs or upon the valid exercise of Signal Options or Signal Warrants outstanding as of the date of this Agreement), (B) any option, warrant or right to acquire any capital stock or any other security, (C) any equity-based award or instrument convertible into or exchangeable for any capital stock or other security, or (D) any debt securities or any rights to acquire any debt securities;

(iii) amend the certificate of incorporation, bylaws or other charter or organizational documents of Signal or Merger Sub, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment;

(vi) (A) adopt, establish or enter into any Signal Employee Plan, (B) cause or permit any Signal Employee Plan to be amended other than as required by law, including in order to make amendments for the purposes of Section 409A of the Code, subject to prior review and approval (with such approval not to be unreasonably withheld, conditioned or delayed) by Miragen, (C) hire any additional employees or independent contractors or enter into or amend the term of any employment or consulting agreement with any employee or independent contractor other than as reasonably necessary for the completion of the Contemplated Transactions, (D) enter into any Contract with a labor union or collective bargaining agreement, (E) except as provided in the Signal Disclosure Schedule, pay any bonus or make any profit-sharing or similar payment to (other than in the Ordinary Course of Business), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees, (F) except as provided in the Signal Disclosure Schedule, accelerate the vesting of or entitlement to any payment, award, compensation or benefit with respect to any Signal Associate, (G) except as provided in the Signal Disclosure Schedule, pay or increase the severance or change of control benefits offered to any Signal Associate, or (H) provide or make any Tax-related gross-up payment, provided, that Signal may pay those Terminated Signal Associate Payments set forth on Schedule 5.6(a)(ii) to the Terminated Signal Associates in connection with their termination of employment or service;

(vii) enter into any material transaction outside the Ordinary Course of Business;

(viii) acquire any material asset nor sell, lease, or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, other than in the Ordinary Course of Business;

(ix) (A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, (F) enter into any closing agreement with respect to any Tax, (G) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a material Tax refund, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(x) enter into, amend or terminate any Signal Contract that, if effective as of the date hereof, would constitute a Signal Material Contract;

(xi) initiate or settle any Legal Proceeding;

(xii) after the Net Cash Calculation is finalized pursuant to Section 1.6, incur any Liabilities or otherwise take any actions other than in the Ordinary Course of Business so as to cause the final Net Cash Calculation to differ materially from actual Net Cash as of the Closing; or

(xiii) agree, resolve or commit to do any of the foregoing.

4.3 Operation of Miragen’s Business.

(a) Except as set forth on Section 4.3(a) of the Miragen Disclosure Schedule, as expressly required or permitted by this Agreement, or as required by applicable Legal Requirements, during the Pre-Closing Period, Miragen shall and shall cause its Subsidiaries to conduct its business and operations: (i) in the Ordinary Course of Business; and (ii) in

compliance with all applicable Legal Requirements and the requirements of all Miragen Contracts that constitute Miragen Material Contracts.

(b) Without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth on Section 4.3(b) of the Miragen Disclosure Schedule, as expressly permitted by this Agreement, or as required by applicable Legal Requirements, Miragen shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Signal (which consent shall not be unreasonably withheld or delayed):

(i) (A) declare, accrue, set aside or pay any dividend or made any other distribution in respect of any shares of Miragen Capital Stock or (B) repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities except pursuant to Miragen Contracts existing as of the date of this Agreement;

(ii) sell, issue or grant, or authorize the issuance of: (A) any capital stock or other security (except in connection with the Miragen Pre-Closing Financing and for shares of Miragen Common Stock issued upon the valid exercise of Miragen Options or Miragen Warrants outstanding as of the date of this Agreement), (B) any option, warrant or right to acquire any capital stock or any other security (except for the grant of options to purchase up to an aggregate 379,524 shares of Miragen Common Stock and except for any warrants issued to Silicon Valley Bank pursuant to the terms of Miragen’s existing credit facility), (C) any equity-based award or instrument convertible into or exchangeable for any capital stock or other security, or (D) any debt securities or any rights to acquire any debt securities;

(iii) amend the certificate of incorporation, bylaws or other charter or organizational documents of Miragen (other than in connection with the Miragen Pre-Closing Financing), or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business or under Miragen’s existing credit facility with Silicon Valley Bank, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of $250,000;

(vi) enter into any Contract with a labor union or collective bargaining agreement;

(vii) acquire any material asset nor sell, lease, or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, in each case, other than in the Ordinary Course of Business;

(viii) (A) make, change or revoke any material Tax election, (B) file any material amendment to any Tax Return, (C) adopt or change any accounting method in respect of Taxes, (D) change any annual Tax accounting period, (E) enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, (F) enter into any closing agreement with respect to any Tax, (G) settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, (H) apply for or enter into any ruling from any Tax authority with respect to Taxes, (I) surrender any right to claim a material Tax refund, or (J) consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or

(ix) agree, resolve or commit to do any of the foregoing.

4.4 Notification of Certain Matters.

(a) During the Pre-Closing Period, Signal shall:

(i) promptly notify Miragen of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Signal, or to the Knowledge of Signal, any director or officer of Signal, that is commenced or asserted against, or, to the Knowledge of Signal, threatened against, Signal or any director or officer of Signal; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement, including the Signal Disclosure Schedule; and

(ii) promptly notify Miragen in writing of: (A) the discovery by Signal of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Signal in this Agreement in a manner that causes the condition set forth in Section 8.1 not to be satisfied; (B) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by Signal in this Agreement in a manner that causes the condition set forth in Section 8.1 not to be satisfied if: (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (C) any breach of any covenant or obligation of Signal in a manner that causes the condition set forth in Section 8.2 not to be satisfied; and (D) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to Miragen pursuant to this Section 4.4(a) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Signal contained in this Agreement or the Signal Disclosure Schedule for purposes of Section 8.1.

(b) During the Pre-Closing Period, Miragen shall:

(i) promptly notify Signal of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against, relating to, involving or otherwise affecting Miragen or any of its Subsidiaries, or to the Knowledge of Miragen, any director or officer of Miragen, that is commenced or asserted against, or, to the Knowledge of Miragen, threatened against, Miragen, any of its Subsidiaries, or any director or officer of Miragen; and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such Person at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business or payments or obligations identified in this Agreement; and

(ii) promptly notify Signal in writing, of: (i) the discovery by Miragen of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in any representation or warranty made by Miragen in this Agreement in a manner that causes the condition set forth in Section 7.1 not to be satisfied; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in any representation or warranty made by Miragen in this Agreement in a manner that causes the condition set forth in Section 7.1 not to be satisfied if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of Miragen in a manner that causes the condition set forth in Section 7.2 not to be satisfied; and (iv) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article 6, Article 7, or Article 8 impossible or materially less likely. No notification given to Signal pursuant to this Section 4.4(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of Miragen contained in this Agreement or the Miragen Disclosure Schedule for purposes of Section 7.1.

4.5 No Solicitation.

(a) Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the Representatives retained by it or any of its Subsidiaries to directly or indirectly: (i) solicit, initiate, respond to or take any action to facilitate or encourage any inquiries or the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) enter into or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iii) furnish any information regarding such Party to any Person in connection with, in response to, relating to or for the purpose of assisting with or facilitating an Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Sections 5.2 and 5.3); (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any

Acquisition Transaction (an “Acquisition Agreement”); or (vi) grant any waiver or release under any confidentiality, standstill or similar agreement (other than to the other Party).

(b) Notwithstanding anything contained in Section 4.5(a), prior to receipt of the Required Miragen Stockholder Vote, in the case of Miragen, or the Required Signal Stockholder Vote, in the case of Signal, (i) such Party may enter into discussions or negotiations with, any Person that has made (and not withdrawn) a bona fide, unsolicited, Acquisition Proposal, which such Party’s Board of Directors determines in good faith, after consultation with its independent financial advisor, if any, and its outside legal counsel, constitutes, or would reasonably be expected to result in, a Superior Offer, and (ii) thereafter furnish to such Person non-public information regarding such Party pursuant to an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to such Party as those contained in the Confidentiality Agreement, but in each case of the foregoing clauses (i) and (ii), only if: (A) neither such Party nor any Representative of such Party has breached this Section 4.5; (B) the Board of Directors of such Party determines in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to result in a breach of the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; (C) at least five Business Days prior to furnishing any such non-public information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; and (D) at least five Business Days prior to furnishing any such non-public information to such Person, such Party furnishes such non-public information to Miragen or Signal, as applicable (to the extent such non-public information has not been previously furnished by such Party to Miragen or Signal, as applicable). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(c) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party fully informed, on a current basis, in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto. In addition to the foregoing, each Party shall provide the other Party with at least five Business Days’ written notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry it has received.

(d) Each Party shall and shall cause its respective Representatives to, cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such third party (or its Representatives) in possession of non-public information in respect of such Party or its Subsidiaries that was furnished by or on behalf of such Party or its Subsidiaries to return or destroy (and confirm destruction of) all such information.

ARTICLE 5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Registration Statement; Proxy Statement / Prospectus / Information Statement.

(a) As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC the Proxy Statement / Prospectus / Information Statement and Signal shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement / Prospectus / Information Statement will be included as a prospectus.

(b) Signal covenants and agrees that the Proxy Statement / Prospectus / Information Statement, including any pro forma financial statements included therein (and the letter to stockholders, notice of meeting and form of proxy included therewith), will not, at the time that the Proxy Statement / Prospectus / Information Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the Signal Stockholders, at the time of the Signal Stockholders’ Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Signal makes no covenant, representation or warranty with respect to statements made in the Proxy Statement / Prospectus / Information Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information furnished in writing by Miragen specifically for inclusion therein. Each of the Parties shall use commercially reasonable efforts to cause the Form S-4 Registration Statement and the Proxy Statement / Prospectus / Information Statement to comply with the applicable rules and regulations promulgated by the SEC in all material respects.

(c) Signal shall notify Miragen promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement / Prospectus / Information Statement or the Form S-4 Registration Statement or for additional information and shall supply Miragen with copies of (i) all correspondence between Signal or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement / Prospectus / Information Statement, the Form S-4 Registration Statement or the Contemplated Transactions and (ii) all orders of the SEC relating to the Form S-4 Registration Statement. Signal shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy

Statement / Prospectus / Information Statement and Form S-4 Registration Statement, and Miragen and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff. Prior to the Form S-4 Registration Statement being declared effective, (1) Miragen shall use its reasonable best efforts to execute and deliver to Cooley LLP (“Cooley”) and to Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) the applicable “Tax Representation Letter” referenced in Section 5.11(c); and (2) Signal shall use its reasonable best efforts to execute and deliver to Pillsbury and to Cooley the applicable “Tax Representation Letter” referenced in Section 5.11(c). Following the delivery of the Tax Representation Letters pursuant to the preceding sentence, (A) Miragen shall use its commercially reasonable efforts to cause Cooley to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act; and (B) Signal shall use its commercially reasonable efforts to cause Pillsbury to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the Tax Representation Letters referred to in this Section 5.1(c) and Section 5.11(c). Signal shall use its commercially reasonable efforts to have the Form S-4 Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after it is filed with the SEC. No filing of, or amendment or supplement to, the Form S-4 Registration Statement will be made by Signal, and no filing of, or amendment or supplement to, the Proxy Statement / Prospectus / Information Statement will be made by Signal, in each case, without providing Miragen a reasonable opportunity to review and comment thereon. Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to Miragen occurs, or if Miragen becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Proxy Statement / Prospectus / Information Statement, then Miragen shall promptly inform Signal thereof and shall cooperate fully with Signal in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Signal’s stockholders.

(d) Prior to the Effective Time, Signal shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Signal Common Stock to be issued in the Merger shall be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Miragen Capital Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote pursuant to the Miragen Stockholder Written Consent.

(e) Miragen shall reasonably cooperate with Signal and provide, and require its Representatives to provide, Signal and its Representatives with all true, correct and complete information regarding Miragen that is required by applicable Legal Requirements to be included in the Form S-4 Registration Statement or reasonably requested from Miragen to be included in the Form S-4 Registration Statement.

5.2 Miragen Stockholder Written Consent.

(a) Promptly after the S-4 Registration Statement has been declared effective by the SEC under the Securities Act, and in any event no later than five Business Days thereafter, Miragen shall obtain the Miragen Stockholder Written Consent for purposes of (i) adopting this Agreement, and approving the Merger, the Preferred Stock Conversion, the Miragen Pre-Closing Financing, and the other actions contemplated by this Agreement (the “Miragen Stockholder Matters”); (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, a copy of which was attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL; and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL.

(b) Miragen agrees that, subject to Section 5.2(c): (i) the Miragen Board of Directors shall recommend that Miragen Stockholders vote to approve the Miragen Stockholder Matters (the “Miragen Board Recommendation”) and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 5.2(a); and (ii) (A) the Miragen Board Recommendation shall not be withdrawn or modified in a manner adverse to Signal, and no resolution by the Miragen Board of Directors or any committee thereof to withdraw or modify the Miragen Board Recommendation in a manner adverse to Signal shall be adopted or proposed and (B) the Miragen Board of Directors shall not recommend any Acquisition Transaction (collectively an “Miragen Board Adverse Recommendation Change”).

(c) Notwithstanding the foregoing, at any time prior to the receipt of the Required Miragen Stockholder Vote, the Miragen Board of Directors may make an Miragen Board Adverse Recommendation Change, if: (i) the Miragen Board of Directors has received an Acquisition Proposal that the Miragen Board of Directors has determined in its reasonable, good faith judgment, after consultation with Miragen’s outside legal counsel, constitutes a Superior Offer or (ii) as a result of a material development or change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Miragen that occurs or arises after the date of this Agreement that was neither known to Miragen or the Miragen Board of Directors nor reasonably foreseeable as of the date of this Agreement (an “Miragen Intervening Event”), the Miragen Board of Directors determines in its reasonable, good faith judgment, after consultation with Miragen’s outside legal counsel, that an Miragen Board Adverse Recommendation Change is required in order for the Miragen Board of Directors to comply with its fiduciary obligations to the Miragen Stockholders under applicable Legal Requirements; provided, however, that prior to Miragen taking any action permitted under this Section 5.2(c), (A) in the case of a Superior Offer, (1) Miragen must promptly notify Signal, in writing, at least five Business Days (the “Notice Period”) before making an Miragen Board Adverse Recommendation Change, of its intention to take such action with respect to a Superior Offer, which notice shall state expressly that Miragen has received an Acquisition Proposal that the Miragen Board of Directors intends to declare a Superior Offer and that the Miragen Board of Directors intends to make an Miragen Board Adverse Recommendation Change, and (2) Miragen attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Offer; or (B) in the case of an Miragen Intervening Event, Miragen promptly notifies Signal, in writing, within the Notice Period before making an Miragen Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Miragen Intervening Event and that the Miragen Board of Directors intends to make an Miragen Adverse Recommendation Change.

(d) Unless the Miragen Board of Directors has effected an Miragen Board Adverse Recommendation Change in accordance with Section 5.2(c), Miragen’s obligation to solicit the consent of its stockholders to sign the Miragen Stockholder Written Consent in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Miragen Board Recommendation.

5.3 Signal Stockholders’ Meeting.

(a) Promptly after the Form S-4 Registration Statement has been declared effective by the SEC under the Securities Act, Signal shall (i) take all action necessary under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Signal Common Stock for the purpose of seeking approval of (A) the issuance of shares of Signal Common Stock to the Miragen Stockholders pursuant to the terms of this Agreement, (B) the change of control of Signal resulting from the Merger, (C) if requested by Miragen prior to the filing with the SEC of the Proxy Statement / Prospectus / Information Statement, the amendment of Signal’s certificate of incorporation to effect the Miragen Reverse Split, (D) if requested by Miragen prior to the filing with the SEC of the Proxy Statement / Prospectus / Information Statement, the amendment of Signal’s certificate of incorporation to increase the authorized shares of Signal Common Stock, (E) the conversion of the LeBow Note into shares of Signal’s common stock immediately prior to the Closing, (F) the sale of all of Signal’s intellectual property assets related to the Lab Business, (G) the amendment of Signal’s certificate of incorporation to effect the name change of Signal, (H) the 2016 Equity Incentive Plan attached hereto as Exhibit F and the share reserve recommended by the Miragen Board of Directors or a committee thereof, (I) the 2016 Employee Stock Purchase Plan attached hereto as Exhibit G and the share reserve recommended by the Miragen Board of Directors or a committee thereof, (J) in accordance with Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, seeking advisory approval of a proposal to the Signal Stockholders for a non-binding, advisory vote to approve certain compensation that may become payable to Signal’s named executed officers in connection with the completion of the Merger, if applicable (the matters contemplated by the foregoing clauses (A) – (J), collectively, the “Signal Stockholder Matters”), and (K) the amendment of Signal’s certificate of incorporation for the purpose of prohibiting the ability of Signal Stockholders to act by written consent (the matters contemplated by the foregoing clause (K), the “Other Signal Stockholder Matters”); and (ii) mail to the Signal Stockholders as of the record date established for stockholders’ meeting of Signal, the Proxy Statement / Prospectus / Information Statement; provided, however, that in no event shall such meeting take place more than 60 calendar days after the date the S-4 Registration Statement is declared effective by the SEC (such meeting, the “Signal Stockholders’ Meeting”).

(b) Signal agrees that, subject to Section 5.3(c): (i) the Signal Board of Directors shall recommend that the holders of Signal Common Stock vote to approve the Signal Stockholder Matters and the Other Signal Stockholder Matters; (ii) the Proxy Statement / Prospectus / Information Statement shall include a statement to the effect that the Signal Board of Directors recommends that Signal Stockholders vote to approve the Signal Stockholder

Matters and the Other Signal Stockholder Matters (the “Signal Board Recommendation”); (iii) the Signal Board of Directors shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above; and (iv) (A) the Signal Board Recommendation shall not be withdrawn or modified in a manner adverse to Miragen, and no resolution by the Signal Board of Director or any committee thereof to withdraw or modify the Signal Board Recommendation in a manner adverse to Miragen shall be adopted or proposed and (B) the Signal Board of Directors shall not recommend any Acquisition Transaction (collectively a “Signal Board Adverse Recommendation Change”).

(c) Notwithstanding the foregoing, at any time prior to the receipt of the Required Signal Stockholder Vote, the Signal Board of Directors may make a Signal Board Adverse Recommendation Change, if: (i) the Signal Board of Directors has received an Acquisition Proposal that the Signal Board of Directors has determined in its reasonable, good faith judgment, after consultation with Signal’s outside legal counsel, constitutes a Superior Offer or (ii) as a result of a material development or change in circumstances (other than an Acquisition Proposal) that affects the business, assets or operations of Signal that occurs or arises after the date of this Agreement that was neither known to Signal or the Signal Board of Directors nor reasonably foreseeable as of the date of this Agreement (a “Signal Intervening Event”), the Signal Board of Directors determines in its reasonable, good faith judgment, after consultation with Signal’s outside legal counsel, that a Signal Board Adverse Recommendation Change is required in order for the Signal Board of Directors to comply with its fiduciary obligations to the Signal Stockholders under applicable Legal Requirements; provided, however, that prior to Signal taking any action permitted under this Section 5.3(c), (A) in the case of a Superior Offer, (1) Signal must promptly notify Miragen, in writing, within the Notice Period before making a Signal Board Adverse Recommendation Change, of its intention to take such action with respect to a Superior Offer, which notice shall state expressly that Signal has received an Acquisition Proposal that the Signal Board of Directors intends to declare a Superior Offer and that the Signal Board of Directors intends to make a Signal Board Adverse Recommendation Change, and (2) Signal attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Offer; or (B) in the case of a Signal Intervening Event, Signal promptly notifies Miragen, in writing, within the Notice Period before making a Signal Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Signal Intervening Event and that the Signal Board of Directors intends to make a Signal Adverse Recommendation Change.

(d) Unless the Signal Board of Directors has effected a Signal Board Adverse Recommendation Change in accordance with Section 5.3(c), Signal’s obligation to call, give notice of and hold the Signal Stockholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Signal Board Recommendation.

(e) Nothing contained in this Agreement shall prohibit Signal or its Board of Directors from (i) taking and disclosing to the Signal Stockholders a position as contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 under the Exchange Act (other than Rule 14d-9(f) under the Exchange Act), (ii) making any disclosure to the Signal Stockholders if the Signal Board of Directors determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Signal Stockholders under applicable Legal Requirements, and (iii) making a “stop, look and listen” communication to the Signal Stockholders pursuant to Rule 14d-9(f) under the Exchange Act, provided, however, that (A) in the case of each of the foregoing clauses “(i)” and “(ii),” any such disclosure or public statement shall be deemed to be a Signal Board Adverse Recommendation Change subject to the terms and conditions of this Agreement unless the Signal Board of Directors reaffirms the Signal Board Recommendation in such disclosure or public statement or within five Business Days of such disclosure or public statement; (B) in the case of clause “(iii),” any such disclosure or public statement shall be deemed to be a Signal Board Adverse Recommendation Change subject to the terms and conditions of this Agreement unless the Signal Board of Directors reaffirms the Signal Board Recommendation in such disclosure or public statement or within 10 Business Days of such disclosure or public statement; and (C) Signal shall not affect a Signal Board Adverse Recommendation Change unless specifically permitted pursuant to the terms of Section 5.3(c).

5.4 Regulatory Approvals.

(a) Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to comply promptly with all Legal Requirements that may be imposed on such Party with respect to the Contemplated Transactions and, subject to the conditions set forth in Article 6 hereof, to consummate the Contemplated Transactions, as promptly as practicable. In furtherance and not in limitation of the foregoing, each Party hereto agrees to file or otherwise submit, as soon as practicable after the date of this Agreement, but in any event no later than 10 Business Days of the date hereof, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall prepare and file, if and as required, (a) the Notification and Report Forms pursuant to the HSR Act and (b) any notification or other document to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. Miragen and Signal shall respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

(b) Each of the Parties shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with timely making all required filings and submissions and timely obtaining all related consents, permits, authorizations or approvals pursuant to Section 5.4(a); and (ii) keep Miragen or Signal, as applicable, informed in all material respects and on a reasonably timely basis of any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Department of Justice or any other Governmental Body relating to the Contemplated Transactions. Subject to applicable Legal Requirements relating to the exchange of information, each Party shall, to the extent practicable, give the other party reasonable advance notice of all material communications with any Governmental Body relating to the Contemplated Transactions and each Party shall have the right to attend or participate in material conferences, meetings and telephone or other communications between the other Parties and regulators concerning the Contemplated Transactions.

(c) Notwithstanding Sections 5.4(a) through 5.4(b) or any other provision of this Agreement to the contrary, in no event shall either Party be required to agree to (i) divest, license, hold separate or otherwise dispose of, encumber or allow a third party to utilize, any portion of its or their respective businesses, assets or contracts or (ii) take any other action that may be required or requested by any Governmental Body in connection with obtaining the consents, authorizations, orders or approvals contemplated by this Section 5.4 that, would have an adverse impact, in any material respect, on any of the Parties.

5.5 Miragen Options and Warrants.

(a) Subject to Section 5.5(c), at the Effective Time, each Miragen Option that is outstanding and unexercised immediately prior to the Effective Time under the 2008 Plan, whether or not vested, shall be assumed by Signal and converted into an option to purchase Signal Common Stock, and Signal shall assume the 2008 Plan and each such Miragen Option in accordance with the terms (as in effect as of the date of this Agreement) of the 2008 Plan and the terms of the stock option agreement by which such Miragen Option is evidenced. All rights with respect to Miragen Common Stock under Miragen Options assumed by Signal shall thereupon be converted into rights with respect to Signal Common Stock. Accordingly, from and after the Effective Time: (i) each Miragen Option assumed by Signal may be exercised solely for shares of Signal Common Stock; (ii) the number of shares of Signal Common Stock subject to each Miragen Option assumed by Signal shall be determined by multiplying (A) the number of shares of Miragen Common Stock that were subject to such Miragen Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Signal Common Stock; (iii) the per share exercise price for the Signal Common Stock issuable upon exercise of each Miragen Option assumed by Signal shall be determined by dividing (A) the per share exercise price of Miragen Common Stock subject to such Miragen Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Miragen Option assumed by Signal shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Miragen Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of an Miragen Option, such Miragen Option assumed by Signal in accordance with this Section 5.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Signal Common Stock subsequent to the Effective Time; and (B) the Signal Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Miragen Board of Directors or any committee thereof with respect to each Miragen Option assumed by Signal. Notwithstanding anything to the contrary in this Section 5.5(a), the conversion of each Miragen Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Signal Common Stock shall be made in a manner consistent with Treasury

Regulation Section 1.424-1, such that the conversion of an Miragen Option shall not constitute a “modification” of such Miragen Option for purposes of Section 409A or Section 424 of the Code.

(b) Signal shall file with the SEC, no later than 30 calendar days after the Effective Time, a registration statement on Form S-8, if available for use by Signal, relating to the shares of Signal Common Stock issuable with respect to Miragen Options assumed by Signal in accordance with Section 5.5(a).

(c) At the Effective Time, each Miragen Warrant that is outstanding and unexercised immediately prior to the Effective Time (for the avoidance of doubt, excluding Miragen Warrants that are deemed to have been automatically exercised pursuant to their terms as a result of the consummation of the Merger), if any, shall be converted into and become a warrant to purchase Signal Common Stock and Signal shall assume each such Miragen Warrant in accordance with its terms. All rights with respect to Miragen Common Stock or Miragen Preferred Stock under Miragen Warrants assumed by Signal shall thereupon be converted into rights with respect to Signal Common Stock. Accordingly, from and after the Effective Time: (i) each Miragen Warrant assumed by Signal may be exercised solely for shares of Signal Common Stock; (ii) the number of shares of Signal Common Stock subject to each Miragen Warrant assumed by Signal shall be determined by multiplying (A) the number of shares of Miragen Common Stock, or the number of shares of Miragen Common Stock issuable upon conversion of the shares of Miragen Preferred Stock issuable upon exercise of the Miragen Warrant, as applicable, that were subject to such Miragen Warrant immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Signal Common Stock; (iii) the per share exercise price for the Signal Common Stock issuable upon exercise of each Miragen Warrant assumed by Signal shall be determined by dividing the per share exercise price of Miragen Common Stock or Miragen Preferred Stock subject to such Miragen Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Miragen Warrant assumed by Signal shall continue in full force and effect and the term and other provisions of such Miragen Warrant shall otherwise remain unchanged.

(d) Prior to the Effective Time, Miragen shall take all actions that may be necessary (under the Miragen Stock Option Plans, the Miragen Warrants and otherwise) to effectuate the provisions of this Section 5.5 and to ensure that, from and after the Effective Time, holders of Miragen Options and Miragen Warrants have no rights with respect thereto other than those specifically provided in this Section 5.5.

5.6 Signal Employee and Benefits Matters; Signal Options.

(a) Unless otherwise agreed in writing by Miragen pursuant to written notice provided to Signal no later than three calendar days prior to the Closing Date, effective no later than the Business Day immediately prior to the Closing Date, Signal shall, and shall cause any of its Subsidiaries to, terminate the employment and service of each Signal Associate (the “Terminated Signal Associates”) such that neither Signal nor any Signal Subsidiary shall have any Signal Associate in its employ or service as of the Effective Time. As a condition to payment of any Terminated Signal Associate Payment to a Terminated Signal Associate and prior to the Closing Date, Signal will use commercially reasonable efforts to obtain from each Terminated Signal Associate an effective release of claims in a form approved by Miragen, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to the Closing, Signal shall use commercially reasonable efforts to comply, in all material respects, with all of the requirements of the WARN Act and any applicable state Legal Requirement equivalent with respect to the Terminated Signal Associates. Schedule 5.6(a)(ii) sets forth, with respect to each Terminated Signal Associate, Signal’s good faith estimate of the amount of all change of control payments, severance payments, termination or similar payments, retention payments, bonuses and other payments and benefits (including any COBRA costs), owed to or to be paid or provided to each Terminated Signal Associate, and the amount by which any of such Terminated Signal Associate’s compensation or benefits may be accelerated or increased, in each case, whether under any Signal Employee Plan or otherwise, as a result of (i) the execution of this Agreement, (ii) the consummation of the Contemplated Transactions, or (iii) the termination of employment or service of such Terminated Signal Associate (together, the “Terminated Signal Associate Payments”). Prior to the Closing, Signal shall cause all Terminated Signal Associate Payments to be paid and satisfied in full such that Signal, the Surviving Corporation, Miragen and any of their Affiliates shall not have any Liability with respect to the Terminated Signal Associate on or following the Effective Time.

(b) Each Signal Option that is outstanding and unexercised immediately prior to the Effective Time, whether under the 2014 Plan or otherwise, whether or not vested or exercisable, and each Signal RSU that is outstanding and has not been settled as of the Effective Time, whether under the 2014 Plan or otherwise, shall be canceled and extinguished at the Effective Time without the right to receive any consideration (the “Terminated Signal Options and RSUs”). Prior to the Effective Time, the Signal Board of Directors will adopt appropriate resolutions (which draft resolutions shall be provided to Miragen for reasonable review and approval by Miragen prior to adoption by the Signal Board of Directors and no later than five calendar days prior to the Closing Date) and will have taken all other actions necessary and appropriate (under the 2014 Plan, the Signal Options, the Signal RSUs and otherwise) to effectuate the provisions of this Section 5.6(b) and to ensure that, from and after the Effective Time, holders of Signal Options and Signal RSUs have no rights with respect thereto.

(c) Effective no later than the day immediately preceding the Closing Date, Signal shall terminate (i) all Signal Employee Plans that are “employee benefit plans” within the meaning of ERISA, including but not limited to any Signal Employee Plans intended to include a Code Section 401(k) arrangement (each, a “Signal 401(k) Plan”), and (ii) each other Signal Employee Plan set forth on Schedule 5.6(c) attached hereto unless written notice is provided by Miragen to Signal no later than three calendar days prior to the Closing Date, instructing Signal not to terminate any such Signal Employee Plan. Signal shall provide Miragen with evidence that such Signal Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Signal Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Miragen. Signal also shall take such other actions in furtherance of terminating such Signal Employee Plan(s) as Miragen may reasonably require. In the event that termination of the Signal 401(k) Plans would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then Signal shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Miragen no later than 14 calendar days prior to the Closing Date.

(d) This Section 5.6 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement. Nothing in this Section 5.6, express or implied, will (i) constitute or be treated as an amendment of any Signal Employee Plan or Miragen Employee Plan (or an undertaking to amend any such plan), (ii) prohibit Signal, any Signal Affiliate, Miragen, or any Miragen Affiliate from amending, modifying or terminating any Signal Employee Plan or Miragen Employee Plan pursuant to, and in accordance with, the terms thereof, or (iii) confer any rights or benefits on any Person other than Signal and Miragen.

5.7 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Signal and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Signal or Miragen (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Signal or Miragen, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for directors or officers of Delaware corporations. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Signal and the Surviving Corporation, jointly and severally, upon receipt by Signal or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The certificate of incorporation and bylaws of each of Signal and the Surviving Corporation shall contain, and Signal shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of Signal and Miragen than are presently set forth in the certificate of incorporation and bylaws of Signal and Miragen, as applicable, which provisions shall not be amended, modified or repealed for a period of six years’ time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Signal or Miragen.

(c) Signal shall purchase a “tail” insurance policy with an effective date as of the Closing Date, which shall remain effective for six years following the Closing Date, at least the same coverage and amounts and containing the same terms and conditions that are not less favorable to the D&O Indemnified Parties.

(d) Signal shall pay all reasonable expenses, including reasonable attorneys’

fees, that may be incurred by the persons referred to in this Section 5.7 in connection with their enforcement of their rights provided in this Section 5.7.

(e) The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the D&O Indemnified Parties by law, charter, statute, bylaw or agreement. The obligations of Signal under this Section 5.7 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.7 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.7 applies, as well as their heirs and representatives, shall be third party beneficiaries of this Section 5.7, each of whom may enforce the provisions of this Section 5.7).

(f) In the event Signal or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Signal or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7. Signal shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.7.

5.8 Additional Agreements. The Parties shall (a) use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Contemplated Transactions and (b) reasonably cooperate with the other Parties and provide the other Parties with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of its respective obligations under this Agreement and to enable the Surviving Corporation to continue to meet its obligations under this Agreement following the Closing. Without limiting the generality of the foregoing, each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions; (ii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions; and (iii) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

5.9 Disclosure. Without limiting Miragen’s or Signal’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party has approved such press release or disclosure in writing; or (b) such Party has determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure.

5.10 Listing. Signal shall use its commercially reasonable efforts: (a) to maintain its existing listing on the NASDAQ Capital Market and to obtain approval of the listing of the combined company on the NASDAQ Capital Market; (b) to effect the NASDAQ Reverse Split,

(c) without derogating from the generality of the requirements of clause “(a)” and to the extent required by the rules and regulations of NASDAQ, to (i) prepare and submit to NASDAQ a notification form for the listing of the shares of Signal Common Stock to be issued in the Merger and Miragen Reverse Split, and (ii) to cause such shares to be approved for listing (subject to notice of issuance); and (d) to the extent required by NASDAQ Marketplace Rule 5110, to file an initial listing for the Signal Common Stock on NASDAQ Capital Market (the “NASDAQ Listing Application”) and to cause such NASDAQ Listing Application to be approved for listing (subject to official notice of issuance). Miragen will cooperate with Signal as reasonably requested by Signal with respect to the NASDAQ Listing Application and promptly furnish to Signal all information concerning Miragen and Miragen Stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.10.

5.11 Tax Matters.

(a) Signal, Merger Sub and Miragen shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any affiliate or any Subsidiary to, take any actions or cause any action to be taken which would reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). The Parties shall treat and shall not take any tax reporting position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) Miragen shall use its reasonable best efforts to deliver to Cooley and Pillsbury a “Tax Representation Letter,” dated as of the date of the tax opinions referenced in Section 5.1(c) and signed by an officer of Miragen, containing representations of Miragen, and Signal shall use its reasonable best efforts to deliver to Cooley and Pillsbury a “Tax Representation Letter,” dated as of the date of the tax opinions referenced in Section 5.1(c) and signed by an officer of Signal, containing representations of Signal, in each case as shall be reasonably necessary or appropriate to enable Cooley and Pillsbury to render the applicable opinions described in Section 5.1(c) of this Agreement.

5.12 Legends. Signal shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Signal Common Stock to be received in the Merger by equityholders of Miragen who may be considered “affiliates” of Signal for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Signal Common Stock.

5.13 Directors and Officers. Prior to the Effective Time, but to be effective at the Effective Time, the Signal Board of Directors shall (i) set the size of the Signal Board of Directors at eight members and elect eight designees selected by Miragen (with such designees, in the aggregate, expected to satisfy the requisite independence requirements for the Signal Board of Directors, as well as the sophistication and independence requirements for the required committees of the Signal Board of Directors, pursuant to NASDAQ’s listing standards), each to serve as a member of the Signal Board of Directors, (ii) take all necessary action to appoint each of the individuals set forth on Schedule 5.13 as officers of Signal to hold the offices set forth opposite his or her name, and (iii) appoint each of the directors set forth on Schedule 5.13 to the committees of the Signal Board of Directors set forth opposite his or her name (with such director, in the aggregate, expected to satisfy the sophistication and independence requirements for the required committees of the Signal Board of Directors pursuant to NASDAQ’s listing standards).

5.14 Section 16 Matters. Prior to the Effective Time, Signal shall take all such steps as may be required to cause any acquisitions of Signal Common Stock and any options to purchase Signal Common Stock resulting from the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Signal, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15 Takeover Statutes. If any “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Legal Requirement becomes or is deemed to applicable to Signal, Miragen, Merger Sub, or the Contemplated Transactions, then each of Signal, Miragen, Merger Sub, and their respective board of directors shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Legal Requirement inapplicable to the foregoing.

5.16 Preferred Stock. Miragen shall take all action necessary to effect the conversion of Miragen Preferred Stock into Miragen Common Stock immediately prior to the Effective Time.

5.17 Termination of Certain Agreements and Rights. Miragen shall use commercially reasonable efforts to terminate, at or prior to the Effective Time, those agreements set forth on Schedule 5.17 (collectively, the “Investor Agreements”).

5.18 Net Cash. Signal shall use commercially reasonable efforts to ensure that Net Cash (as determined pursuant to Section 1.6) is greater than or equal to (a) zero ($0) if the Closing occurs on or before December 31, 2016, (b) negative Two Hundred Thousand Dollars (-$200,000) if the Closing occurs after December 31, 2016, and on or before January 31, 2017, and (c) negative Three Hundred Thousand Dollars (-$300,000) if the Closing occurs after January 31, 2017.

ARTICLE 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Legal Requirements, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 Effectiveness of Registration Statement. The Form S-4 Registration Statement has been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 Registration Statement has been issued by the SEC and no proceedings for that purpose and no similar proceeding has been initiated or, to the Knowledge of Signal, threatened by the SEC.

6.2 No Restraints. (a) No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger has been issued by any court of competent jurisdiction or other Governmental Body of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal; and (b) there shall be no Legal Proceeding pending, or overtly threatened in writing, by an official of a Governmental Body in which such Governmental Body indicates that it intends to conduct any Legal Proceeding or take any other action challenging or seeking to restrain or prohibit the consummation of the Merger.

6.3 Stockholder Approval. (a) Miragen has obtained the Required Miragen Stockholder Vote, (b) Signal has obtained the Required Signal Stockholder Vote, and (c) Miragen has received evidence, in form and substance satisfactory to it, that Merger Sub has obtained the Required Merger Sub Stockholder Vote.

6.4 Regulatory Matters. Any waiting period applicable to the consummation of the Merger under the HSR Act or applicable to foreign Legal Requirements relating to antitrust or competition matters has expired or been terminated, and there shall not be in effect any voluntary agreement between Signal, Merger Sub and/or Miragen, on the one hand, and the Federal Trade Commission, the Department of Justice or any foreign Governmental Body, on the other hand, pursuant to which such Party has agreed not to consummate the Merger for any period of time; provided, that neither Miragen, on the one hand, nor Signal or Merger Sub, on the other hand, shall enter into any such voluntary agreement without the written consent of all Parties.

6.5 Listing . (a) The existing shares of Signal Common Stock have been continually listed on The NASDAQ Capital Market as of and from the date of this Agreement through the Closing Date, (b) the shares of Signal Common Stock to be issued in the Merger shall be approved for listing (subject to official notice of issuance) on The NASDAQ Capital Market as of the Effective Time, and (c) to the extent required by NASDAQ Marketplace Rule 5110, the NASDAQ Listing Application has been approved for listing (subject to official notice of issuance).

ARTICLE 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF SIGNAL AND MERGER SUB

The obligations of Signal and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Signal, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. (a) The representations and warranties of Miragen in Section 2.4(a), Section 2.4(b), and Section 2.4(c) (Capitalization), are true and correct in all but de minimis respects as of the date of this Agreement and are true and correct in all but de minimis respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (b) all other representations and warranties of Miragen in Article 2 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not have an Miragen Material Adverse Effect (provided that all “Miragen Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Miragen in Article 2 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that Miragen is required to comply with or to perform at or prior to the Closing have been complied with and performed by Miragen in all material respects.

7.3 No Miragen Material Adverse Effect. Since the date of this Agreement, there has not occurred any Miragen Material Adverse Effect that is continuing.

7.4 Preferred Stock Conversion. Miragen has effected a conversion of all shares of Miragen Preferred Stock into shares of Miragen Common Stock immediately prior to the Effective Time (the “Preferred Stock Conversion”).

7.5 Termination of Investor Agreements. The Investor Agreements shall have been terminated.

7.6 Documents. Signal has received the following documents, each of which shall be in full force and effect as of the Closing Date:

(a) a certificate executed by the Chief Executive Officer and Chief Financial Officer of Miragen confirming that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4 and 7.5 have been duly satisfied;

(b) (i) certificates of good standing of Miragen in its jurisdiction of organization and the various foreign jurisdictions in which it is qualified to do business, (ii) certified copies of the certificate of incorporation and bylaws of Miragen, (iii) a certificate as to the incumbency of the Chief Executive Officer and Chief Financial Officer of Miragen, and (iv) the adoption of resolutions of the Miragen Board of Directors authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Miragen hereunder;

(c) a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h) and in form and substance reasonably acceptable to Signal along with written authorization for Signal to deliver such notice form to the Internal Revenue Service on behalf of Miragen upon the Closing; and

(d) the Allocation Certificate.

ARTICLE 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF Miragen

The obligations of Miragen to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by Miragen, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. (a) The representations and warranties of Signal and Merger Sub in Section 3.4(a), Section 3.4(b), Section 3.4(c), Section 3.4(e) (Capitalization), are true and correct in all but de minimis respects as of the date of this Agreement and are true and correct in all but de minimis respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which representations were so true and correct as of such particular date); and (b) all other representations and warranties of Signal and Merger Sub in Article 3 of this Agreement are true and correct as of the date of this Agreement and are true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (i) in each case, or in the aggregate, where the failure to be true and correct would not have a Signal Material Adverse Effect (provided that all “Signal Material Adverse Effect” qualifications and other materiality qualifications limiting the scope of the representations and warranties of Signal in Article 3 of this Agreement will be disregarded), or (ii) for those representations and warranties which address matters only as of a particular date (which representations were so true and correct, subject to the qualifications as set forth in the preceding clause (i), as of such particular date).

8.2 Performance of Covenants. (a) Signal and Merger Sub will have complied with the covenants and obligations set forth in Section 4.2(b)(ii), Section 4.2(b)(xii), and Section 5.6 in all respects and (b) all of the other covenants and obligations in this Agreement that either Signal or Merger Sub is required to comply with or to perform at or prior to the Closing have been complied with and performed in all material respects.

8.3 No Signal Material Adverse Effect. Since the date of this Agreement, there has not occurred any Signal Material Adverse Effect that is continuing.

8.4 Termination of Contracts. Miragen has received evidence, in form and substance satisfactory to it, that all Signal Contracts (other than the Signal Contracts listed on Schedule 8.4) have been (a) terminated, assigned, or fully performed by Signal and (b) all obligations of Signal thereunder have been fully satisfied, waived or otherwise discharged.

8.5 Board of Directors and Officers. Signal has caused the Signal Board of Directors and the officers of Signal, to be constituted as set forth in Section 5.13 of this Agreement effective as of the Effective Time.

8.6 Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of Signal has failed to provide, with respect to any Signal SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

8.7 Net Cash Threshold. Signal and Miragen have agreed in writing upon the Net Cash Calculation, or the Accounting Firm has delivered its determination with respect to the Net Cash Calculation, in each case pursuant to Section 1.6, and the Net Cash is greater than or equal to negative Three Hundred Thousand Dollars (-$300,000).

8.8 Lab Business. Signal has completed, in a manner satisfactory to Miragen, the sale, divestiture and/or winding down of its Lab Business such that there are no post-Closing obligations of Signal remaining related thereto.

8.9 Satisfaction of Liabilities. Signal has satisfied all of its Liabilities as of the Closing Date and Miragen has received payoff letters or other proof of payment evidencing the satisfaction of such Liabilities and release of any Encumbrances related to such Liabilities, in form and substance satisfactory, to Miragen.

8.10 Amendment to Certificate of Incorporation. (a) Signal has effected the NASDAQ Reverse Split and has provided a file-stamped copy of the amendment to Signal’s certificate of incorporation effecting the NASDAQ Reverse Split; and (b) if requested by Miragen, Signal has effected the Miragen Reverse Split and has provided file-stamped copies of the amendments to Signal’s certificate of incorporation effecting the Miragen Reverse Split and increase in the number of authorized shares of Signal Common Stock.

8.11 Note Conversion. Signal has effected a conversion of the LeBow Note into shares of Signal Common Stock immediately prior to the Effective Time in accordance with the terms of the LeBow Note.

8.12 Bylaws. The Signal Board of Directors shall have approved an amendment to the bylaws of Signal (i) prohibit the ability of Signal Stockholders to act by written consent and (ii) make such other changes as are mutually agreeable to Signal and Miragen.

8.13 Documents. Miragen has received the following documents, each of which shall be in full force and effect as of the Closing Date:

(a) a certificate executed by the Chief Executive Officer and Chief Financial Officer of Signal confirming that the conditions set forth in Sections 8.1, 8.2, 8.3, 8.5, 8.6, 8.7, 8.8, 8.9, and 8.11 have been duly satisfied;

(b) (i) certificates of good standing of each of Signal and Merger Sub in its jurisdiction of organization and the various foreign jurisdictions in which each is qualified to do business, (ii) certified copies of the certificate of incorporation and bylaws of Signal and Merger Sub, (iii) a certificate as to the incumbency of the officers of Signal and Merger Sub, and (iv) the adoption of resolutions of the Signal Board of Directors and the board of directors of Merger Sub authorizing the execution of this Agreement and the consummation of the Contemplated Transactions to be performed by Signal and Merger Sub hereunder;

(c) written resignations in forms satisfactory to Miragen, dated as of the Closing Date and effective as of the Closing executed by all officers and directors of Signal; and

(d) the Signal Outstanding Shares Certificate.

ARTICLE 9. TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after obtaining the Required Miragen Stockholder Vote or Required Signal Stockholder Vote, as applicable, unless otherwise specified below):

(a) by mutual written consent duly authorized by the Boards of Directors of Signal and Miragen;

(b) by either Signal or Miragen if the Merger shall not have been consummated by April 30, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Miragen, on the one hand, or to Signal, on the other hand, if such Party’s (or, in the case of Signal, Merger Sub’s) action or failure to act has been a principal cause of the failure of the Merger to occur on or before the Outside Date and such action or failure to act constitutes a breach of this Agreement; provided, further, that, in the event that the SEC has not declared effective under the Securities Act the Form S-4 Registration Statement by the date which is 60 calendar days prior to the Outside Date, then either Miragen or Signal shall be entitled to extend the date for termination of this Agreement pursuant to this Section 9.1(b) for an additional 60 calendar days from the Outside Date;

(c) by either Signal or Miragen if a court of competent jurisdiction or other Governmental Body has issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by Signal if the Required Miragen Stockholder Vote shall not have been obtained within five Business Days of the Form S-4 Registration Statement being declared effective by the SEC; provided, however, that once the Required Miragen Stockholder Vote has been obtained, Signal may not terminate this Agreement pursuant to this Section 9.1(d);

(e) by either Signal or Miragen if (i) the Signal Stockholders’ Meeting (including any adjournments and postponements thereof) has been held and completed and the Signal Stockholders have taken a final vote on the Signal Stockholder Matters and (ii) the Signal Stockholder Matters have not been approved at the Signal Stockholders’ Meeting (or any adjournment or postponement thereof) by the Required Signal Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Signal where the failure to obtain the Required Signal Stockholder Vote has been caused by the action or failure to act of Signal or Merger Sub and such action or failure to act constitutes a material breach by Signal or Merger Sub of this Agreement;

(f) by Miragen (at any time prior to obtaining the Required Signal Stockholder Vote) if any of the following events have occurred: (i) Signal failed to include the Signal Board Recommendation in the Proxy Statement / Prospectus / Information Statement; (ii) the Signal Board of Directors have approved, endorsed or recommended any Acquisition Proposal; (iii) Signal has failed to hold the Signal Stockholders’ Meeting within 60 calendar days of the Form S-4 Registration Statement being declared effective by the SEC under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement, in which case such 60-calendar day period shall be tolled for the earlier of 60 calendar days or so long as such stop order remains in effect or such proceeding or threatened proceeding remains pending); (iv) Signal has entered into any Acquisition Agreement (other than a confidentiality agreement permitted pursuant to Section 4.5); or (v) Signal or any of its Representatives has willfully and intentionally breached the provisions set forth in Section 4.5;

(g) by Signal (at any time prior to the approval of the Merger by the Required Miragen Stockholder Vote) if any of the following events have occurred: (i) the Miragen Board of Directors failed to include the Miragen Board Recommendation in the Proxy Statement / Prospectus / Information Statement; (ii) the Miragen Board of Directors have approved, endorsed or recommended any Acquisition Proposal; (iii) Miragen has entered into any Acquisition Agreement (other than a confidentiality agreement permitted pursuant to Section 4.5); or (iv) Miragen or any of its Representatives has willfully and intentionally breached the provisions set forth in Section 4.5 of the Agreement;

(h) by Miragen, upon a breach of any representation, warranty, covenant or agreement on the part of Signal or Merger Sub set forth in this Agreement, or if any representation or warranty of Signal or Merger Sub has become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied; provided, however, that if such inaccuracy in Signal’s or Merger Sub’s representations and warranties or breach by Signal or Merger Sub is curable by Signal or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy unless such breach remains uncured 15 calendar days following the date of written notice from Miragen to Signal of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h); provided further, however, that no termination may be made pursuant to this Section 9.1(h) solely as a result of the failure to obtain the Required Signal Stockholder Vote (in which case, termination must be made pursuant to Section 9.1(e));

(i) by Signal, upon a breach of any representation, warranty, covenant or agreement on the part of Miragen set forth in this Agreement, or if any representation or warranty of Miragen has become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied; provided, however, that if such inaccuracy in Miragen’s representations and warranties or breach by Miragen is curable by Miragen, then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy unless such breach remains uncured 15 calendar days following the date of written notice from Signal to Miragen of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i); provided further, however, that no termination may be made pursuant to this Section 9.1(i) solely as a result of the failure to obtain the Required Miragen Stockholder Vote (in which case, termination must be made pursuant to Section 9.1(d));

(j) by Signal (prior to obtaining the Required Signal Stockholder Vote), if the Signal Board of Directors authorized Signal to enter into any Permitted Alternative Agreement; provided, however, that Signal shall not enter into any Permitted Alternative Agreement unless (i) Signal has complied with its obligations under Section 4.5; (ii) Signal has complied with its obligations under Section 5.3(c); (iii) Signal concurrently pays to Miragen amounts due pursuant to Section 9.3; and (iv) a copy of the execution version of such Permitted Alternative Agreement and all related agreements, exhibits, schedules, and other documents have been delivered to Miragen; or

(k) by Miragen (prior to obtaining the Required Miragen Stockholder Vote), if the Miragen Board of Directors authorized Miragen to enter into any Permitted Alternative Agreement; provided, however, that Miragen shall not enter into any Permitted Alternative Agreement unless (i) Miragen has complied with its obligations under Section 4.5; (ii) Miragen has complied with its obligations under Section 5.2(c); (iii) Miragen concurrently pays to Signal amounts due pursuant to Section 9.3; and (iv) a copy of the execution version of such Permitted Alternative Agreement and all related agreements, exhibits, schedules, and other documents have been delivered to Signal.

The Party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3, and Article 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any Party for its fraud or from any liability for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that Signal and Miragen shall share equally all fees and expenses, other than attorneys’ and accountants’ fees and expenses, incurred in relation to the filings by the Parties under any filing requirement under the HSR Act and any foreign antitrust Legal Requirement applicable to this Agreement and the Contemplated Transactions; provided, further, that Signal and Miragen shall also share equally all fees and expenses incurred by engagement of the Exchange Agent and in relation to the printing (e.g., paid to a financial printer) and filing with the SEC of the Form S-4

Registration Statement (including any financial statements and exhibits) and any amendments or supplements thereto.

(b) (i) If (A) this Agreement is terminated by Signal or Miragen pursuant to Section 9.1(e) or Section 9.1(f), (B) at any time before the Signal Stockholders’ Meeting an Acquisition Proposal with respect to Signal has been publicly announced, disclosed or otherwise communicated to the Signal Board of Directors and (C) in the event this Agreement is terminated pursuant Section 9.1(e), within 12 months after the date of such termination, Signal enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Signal shall pay to Miragen, within 10 Business Days after termination (or, if applicable, upon the earlier of such entry into a definitive agreement with respect to a Subsequent Transaction or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $300,000 (the “Miragen Termination Fee”), in addition to any amount payable to Miragen pursuant to Section 9.3(c) or Section 9.3(e).

(ii) If (A) this Agreement is terminated by Signal pursuant to Section 9.1(d) or Section 9.1(g), (B) at any time before obtaining the Required Miragen Stockholder Vote an Acquisition Proposal with respect to Miragen has been publicly announced, disclosed or otherwise communicated to the Miragen Board of Directors, and (C) in the event this Agreement is terminated pursuant Section 9.1(d), within 12 months after the date of such termination, Miragen enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Miragen shall pay to Signal, within 10 Business Days after termination (or, if applicable, upon the earlier of such entry into a definitive agreement with respect to a Subsequent Transaction or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $300,000 (the “Signal Termination Fee”), in addition to any amount payable to Signal pursuant to Section 9.3(d) or Section 9.3(e).

(iii) If this Agreement is terminated by Signal pursuant to Section 9.1(j), then Signal shall pay to Miragen, concurrent with such termination, the Miragen Termination Fee, in addition to any amount payable to Miragen pursuant to Section 9.3(c) or Section 9.3(e).

(iv) If this Agreement is terminated by Miragen pursuant to Section 9.1(k), then Miragen shall pay to Signal, concurrent with such termination, the Signal Termination Fee, in addition to any amount payable to Signal pursuant to Section 9.3(d) or Section 9.3(e).

(c) (i) If this Agreement is terminated by Miragen pursuant to Section 9.1(e), Section 9.1(f) or Section 9.1(h), or (ii) if this Agreement is terminated by Signal pursuant to Section 9.1(e) or Section 9.1(j), or (iii) in the event of a failure of Miragen to consummate the transactions to be consummated at the Closing solely as a result of a Signal Material Adverse Effect as set forth in Section 8.3 (provided, that at such time all of the other conditions precedent to Signal’s obligation to close set forth in Article 6 and Article 7 of this Agreement have been satisfied by Miragen, are capable of being satisfied by Miragen or have been waived by Signal), then Signal shall reimburse Miragen for all reasonable fees and expenses incurred by Miragen in connection with this Agreement and the transactions contemplated hereby, including (A) all fees and expenses incurred in connection with the preparation, printing and filing, as applicable, of the Form S-4 Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto) and (B) all fees and expenses incurred in connection with the preparation and filing under any filing requirement of any Governmental Body applicable to this Agreement and the transactions contemplated hereby (such expenses, including (A) and (B) above, collectively, the “Third-Party Expenses”), up to a maximum of $100,000, by wire transfer of same-day funds within 10 Business Days following the date on which Miragen submits to Signal true and correct copies of reasonable documentation supporting such Third-Party Expenses; provided, however, that such Third-Party Expenses shall not include any amounts for a financial advisor to Miragen except for reasonably documented out-of-pocket expenses otherwise reimbursable by Miragen to such financial advisor pursuant to the terms of Miragen’s engagement letter or similar arrangement with financial advisor.

(d) (i) If this Agreement is terminated by Signal pursuant to Section 9.1(d), Section 9.1(g), or Section 9.1(i), or (ii) if this Agreement is terminated by Miragen pursuant to Section 9.1(k), or (iii) in the event of a failure of Signal to consummate the transactions to be consummated at the Closing solely as a result of an Miragen Material Adverse Effect as set forth in Section 7.3 (provided, that at such time all of the other conditions precedent to Miragen’s obligation to close set forth in Article 6 and Article 8 of this Agreement have been satisfied by Signal, are capable of being satisfied by Signal or have been waived by Miragen), then Miragen shall reimburse Signal for all Third-Party Expenses incurred by Signal up to a maximum of $100,000, by wire transfer of same-day funds within 10 Business Days following the date on which Signal submits to Miragen true and correct copies of reasonable documentation supporting such Third-Party Expenses; provided, however, that such Third-Party Expenses shall not include any amounts for a financial advisor to Signal except for reasonably documented out-of-pocket expenses otherwise reimbursable by Signal to such financial advisor pursuant to the terms of Signal’s engagement letter or similar arrangement with financial advisor.

(e) If either Party fails to pay when due any amount payable by such Party under Section 9.3(b), Section 9.3(c), or Section 9.3(d), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

The Parties agree that the payment of the fees and expenses set forth in this Section 9.3, subject to Section 9.2, shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either Signal or Miragen be required to pay fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to Section 9.2, the payment of the fees and expenses set forth in this Section 9.3, and the provisions of Section 10.10, each of the Parties and their respective Affiliates will not have any liability, will not be entitled to bring or maintain any other claim, action or proceeding against the other, shall be precluded from any other remedy against the other, at law or in equity or otherwise, and shall not seek to obtain any recovery, judgment or damages of any kind against the other (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of such Party) in connection with or arising out of the termination of this Agreement, any breach by any Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (i) the agreements contained in this Section 9.3, are an integral part of the Contemplated Transactions, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.3, is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable.

ARTICLE 10. MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations and warranties of Miragen, Merger Sub and Signal contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10.1 shall survive the Effective Time.

10.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of Miragen, Merger Sub and Signal at any time (whether before or after obtaining the Required Signal Stockholder Vote or the Required Miragen Stockholder Vote); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made, which by applicable Legal Requirement requires further approval of the stockholders of such Party, without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Miragen, Merger Sub and Signal.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; and (b) each of the Parties irrevocably waives the right to trial by jury.

10.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7 Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of each other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without each other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service, electronic mail, or by facsimile to the address, electronic mail address, or facsimile telephone number set forth beneath the name of such Party below (or to such other address, electronic mail address, or facsimile telephone number as such Party has specified in a written notice given to the other parties hereto):

if to Signal or Merger Sub:

Signal Genetics, Inc.

5740 Fleet Street

Carlsbad, California

Telephone No.: (760) 537-4100

Attention: Samuel D. Riccitelli, President & Chief Executive Officer

E-mail: sriccitelli@signalgenetics.com

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

12255 El Camino Real, Suite 300

San Diego, California 92130

Telephone: (858) 509-4000

Fax: (858) 509-4010

Attention: Mike Hird

E-mail: mike.hird@pillsburylaw.com

if to Miragen:

Miragen Therapeutics, Inc.

6200 Lookout Road, Suite 100

Boulder, Colorado

Telephone No.: (303) 531-5952

Facsimile No.: (303) 531-5094

Attention: William S. Marshall, President & Chief Executive Officer

E-mail: bmarshall@miragenrx.com

with a copy to:

Cooley LLP

380 Interlocken Crescent, Suite 900

Broomfield, Colorado 80021

Telephone No.: (720) 566-4000

Facsimile No.: (720) 455-4099

Attention: Brent Fassett

E-Mail: fassettbd@cooley.com

10.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination will have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties hereto waives any bond, surety or other security that might be required of any other Party with respect thereto.

10.11 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles,” “Exhibits” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SIGNAL GENETICS, INC.

By:	/s/ Samuel D. Riccitelli
Name:	Samuel D. Riccitelli
Title:	Chief Executive Officer and President

SIGNAL MERGER SUB, INC.

By:	/s/ Samuel D. Riccitelli
Name:	Samuel D. Riccitelli
Title:	Chief Executive Officer and President

MIRAGEN THERAPEUTICS, INC.

By:	/s/ William S. Marshall, Ph.D.
Name:	William S. Marshall, Ph.D.
Title:	Chief Executive Officer and President

[Signature Page to Merger Agreement]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“2008 Plan” has the meaning set forth in Section 2.4(b).

“2014 Plan” has the meaning set forth in Section 3.4(b).

“ACA” has the meaning set forth in Section 2.14(o).

“Accounting Firm” has the meaning set forth in Section 1.6(e).

“Acquisition Agreement” has the meaning set forth in Section 4.5(a).

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Miragen, on the one hand, or Signal, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Miragen or any of its Affiliates, on the one hand, or by or on behalf of Signal or any of its Affiliates, on the other hand, to the other Party) made by a third party contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of transactions involving: (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided, however, in the case of Miragen, the Miragen Pre-Closing Financing shall not be an “Acquisition Transaction”; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole (other than (i) the sale, divestiture and/or winding down of the Lab Business by Signal in accordance with the terms and conditions of this Agreement and (ii) any lease, exchange, transfer, license, disposition, partnership, or collaboration involving less than substantially all of the assets of Miragen or any Miragen Subsidiary pursuant to a collaboration agreement, partnership agreement or similar arrangement); or (c) any tender offer or exchange offer, that if consummated would result in any Person beneficially owning 20% or more of the outstanding equity securities of a Party or any of its Subsidiaries.

“Affiliates” has the meaning for such term as used in Rule 145 under the Securities Act.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Certificate” has the meaning set forth in Section 1.12(b).

“Anticipated Closing Date” has the meaning set forth in Section 1.6(a).

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certifications” has the meaning set forth in Section 3.5(a).

“Closing” has the meaning set forth in Section 1.3.

“CLIA” has the meaning set forth in Section 3.12(c).

“Closing Date” has the meaning set forth in Section 1.3.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Amended and Restated Confidentiality Agreement, dated August 15, 2016, between Miragen and Signal.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger, the Preferred Stock Conversion, the NASDAQ Reverse Split, the Miragen Reverse Split, the Miragen Pre-Closing Financing, and the other transactions and actions contemplated by the Agreement.

“Contract” shall, with respect to any Person, mean any written agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Cooley” has the meaning set forth in Section 5.1(c).

“Costs” has the meaning set forth in Section 5.7(a).

“D&O Indemnified Parties” has the meaning set forth in Section 5.7(a).

“Determination Date” has the meaning set forth in Section 1.6(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“Dispute Notice” has the meaning set forth in Section 1.6(b).

“Dissenting Shares” has the meaning set forth in Section 1.9(a).

“Drug Regulatory Agency” has the meaning set forth in Section 2.12(c).

“Effect” means any effect, change, event, circumstance, or development.

“Effective Time” has the meaning set forth in Section 1.3.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.8(a).

“Exchange Fund” has the meaning set forth in Section 1.8(a).

“Exchange Ratio” means, subject to Section 1.5(f), the following ratio (with such ratio being calculated to the nearest 1/10,000 of a share): the quotient obtained by dividing (a) the Miragen Merger Shares by (b) the Miragen Outstanding Shares, in which

•	“Miragen Allocation Percentage” means 1.00 minus the Signal Allocation Percentage.

•	“Miragen Merger Shares” means the product determined by multiplying (a) the Post-Closing Signal Shares by (b) the Miragen Allocation Percentage.

•	“Miragen Outstanding Shares” means the total number of shares of Miragen Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Miragen Common Stock basis and assuming, without limitation or duplication, (a) the exercise of all Miragen Options and Miragen Warrants outstanding as of immediately prior to the Effective Time, (b) the effectiveness of the Preferred Stock Conversion, and (c) the issuance of shares of Miragen Common Stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time and are specifically listed in the calculation; provided, however, that notwithstanding the foregoing, all shares of Miragen Common Stock issued in the Miragen Pre-Closing Financing shall be excluded from such total (i.e., the Miragen Allocation Percentage and Signal Allocation Percentage contemplated by the Exchange Ratio are intended to be determined in the absence of the Miragen Pre-Closing Financing).

•	“Post-Closing Signal Shares” mean the quotient determined by dividing (a) the Signal Outstanding Shares by (b) the Signal Allocation Percentage.

•	“Signal Allocation Percentage” means 0.06; provided, however, solely to the extent that the Net Cash determined pursuant to Section 1.6 is less than negative One Hundred Thousand Dollars (-$100,000), then 0.06 shall be reduced by 0.00000002 for each One Dollar ($1.00) that the Net Cash as so determined is less than negative One Hundred Thousand Dollars (-$100,000) (for example, the Signal Allocation Percentage would be 0.055 if the Net Cash determined pursuant to Section 1.6 is negative Three Hundred Fifty Thousand Dollars (-$350,000)).

•	“Signal Outstanding Shares” means, subject to Section 1.5(f), the total number of shares of Signal Common Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted and as-converted to Signal Common Stock basis, and assuming, without limitation or duplication, (a) the exercise of each Signal Option outstanding as of the Effective Time, solely to the extent such Signal Option will not be canceled pursuant to Section 5.6(b) at the Effective Time or exercised prior thereto, (b) the settlement in shares of Signal Common Stock of each Signal RSU outstanding as of the Effective Time, solely to the extent such Signal RSU will not be canceled pursuant to Section 5.6(b) at the Effective Time or settled prior thereto, (c) the exercise of all Signal Warrants outstanding as of immediately prior to the Effective Time, (d) the conversion of all of Signal’s outstanding convertible indebtedness into shares of Signal Common Stock, including the conversion of the LeBow Note into shares of Signal Common Stock in accordance with the terms of the LeBow Note, and (e) the issuance of shares of Signal Common Stock in respect of all other options, warrants or rights to receive such shares that will be outstanding immediately after the Effective Time and are specifically listed in the calculation.

“Existing Miragen D&O Policies” has the meaning set forth in Section 2.16(b).

“Existing Signal D&O Policies” has the meaning set forth in Section 3.16(b).

“FDA” has the meaning set forth in Section 2.12(c).

“FDCA” has the meaning set forth in Section 2.12(c).

“Form S-4 Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by Signal registering the public offering and sale of Signal Common Stock to all Miragen Stockholders in the Merger, including all shares of Signal Common Stock to be issued in exchange for all shares of Miragen Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“GAAP” has the meaning set forth in Section 2.5(a).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental body of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority); or (d) self-regulatory organization (including NASDAQ and the Financial Industry Regulatory Authority).

“Grant Date” has the meaning set forth in Section 2.14(f).

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including crude oil or any fraction thereof, and petroleum products or by-products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including provisional applications, statutory invention registrations, invention disclosures and inventions, (b) trademarks, service marks, trade names, domain names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, and (d) software, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not.

“Investor Agreements” shall have the meaning set forth in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (a) with respect to Signal, the actual knowledge of Samuel D. Riccitelli and Tamara A. Seymour, after reasonable inquiry; and (b) with respect to Miragen, the actual knowledge of William S. Marshall, Jason A. Lervone, and Adam Levy, after reasonable inquiry.

“Lab Business” means the MyPRS® (Myeloma Prognostic Risk Signature) assay business of Signal.

“LeBow Note” means that certain Unsecured Demand Promissory Note, dated March 6, 2015, issued by Signal to the holder thereof in the original principal amount of $1,105,000, as amended by that certain Amendment to Unsecured Demand Promissory Note, dated October 31, 2016, between Signal and the holder thereof.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” has the meaning set forth in Section 2.11.

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” has the meaning set forth in Section 1.5(a)(ii).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Capital Stock” has the meaning set forth in Section 3.4(e).

“Miragen” has the meaning set forth in the Preamble.

“Miragen 409A Plan” has the meaning set forth in Section 2.14(n).

“Miragen Affiliate” means any Person that is (or at any relevant time was) under common control with Miragen within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Miragen Associate” means any current employee, independent contractor, officer or director of Miragen or any Miragen Affiliate.

“Miragen Board Adverse Recommendation Change” has the meaning set forth in Section 5.2(b).

“Miragen Board of Directors” means the board of directors of Miragen.

“Miragen Board Recommendation” has the meaning set forth in Section 5.2(b).

“Miragen Capital Stock” means the Miragen Common Stock and the Miragen Preferred Stock.

“Miragen Common Stock” has the meaning set forth in Section 2.4(a).

“Miragen Contract” means any Contract: (a) to which Miragen or any of its Subsidiaries is a Party; or (b) by which Miragen or any Miragen Subsidiary or any Miragen IP Rights or any other asset of Miragen or its Subsidiaries is bound or under which Miragen or any Miragen Subsidiary has any obligation.

“Miragen Disclosure Schedule” has the meaning set forth in Article 2.

“Miragen Employee Plan” has the meaning set forth in Section 2.14(e).

“Miragen Financials” has the meaning set forth in Section 2.5(a).

“Miragen IP Rights” means all Intellectual Property owned, licensed or controlled by Miragen or any of its Subsidiaries that is necessary or used in the business of Miragen and its Subsidiaries as presently conducted or as presently proposed to be conducted.

“Miragen IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any Miragen IP Rights.

“Miragen Intervening Event” has the meaning set forth in Section 5.2(c).

“Miragen Leases” has the meaning set forth in Section 2.8.

“Miragen Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Miragen Material Adverse Effect, is or would reasonably be expected to be materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Miragen and its Subsidiaries taken as a whole; or (b) the ability of Miragen to consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) an Miragen Material Adverse Effect: (i) any rejection by a Governmental Body of a registration or filing by Miragen relating to the Miragen IP Rights; (ii) any change in the cash position of Miragen which results from operations in the Ordinary Course of Business; (iii) conditions generally affecting the industries in which Miragen and its Subsidiaries participate or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Miragen and its Subsidiaries taken as a whole; (iv) any failure by Miragen or any of its Subsidiaries to meet internal projections or forecasts on or after the date of this Agreement (it being understood, however, that any Effect causing or contributing to any such failure to meet projections or forecasts may constitute a Miragen Material Adverse Effect and may be taken into account in determining whether a Miragen Material Adverse Effect has occurred); (v) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger or the Miragen Pre-Closing Financing; (vi) the failure to close the Miragen Pre-Closing Financing; (vii) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (viii) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“Miragen Material Contract” has the meaning set forth in Section 2.10(a).

“Miragen Options” means options to purchase shares of Miragen Common Stock issued or granted by Miragen.

“Miragen Permits” has the meaning set forth in Section 2.12(b).

“Miragen Pre-Closing Financing” means an acquisition of Miragen Capital Stock to be consummated prior to the Closing pursuant to the Subscription Agreement.

“Miragen Preferred Stock” has the meaning set forth in Section 2.4(a).

“Miragen Product Candidates” has the meaning set forth in Section 2.12(d).

“Miragen Registered IP” means all Miragen IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Miragen Regulatory Permits” has the meaning set forth in Section 2.12(d).

“Miragen Reverse Split” means a reverse stock split of all outstanding shares of Signal Common Stock at a reverse stock split ratio in the range mutually agreed to by Signal and Miragen that is effected by Signal upon the request of Miragen. For the avoidance of doubt, “Miragen Reverse Split” as used in this Agreement shall not mean any reverse split of Signal Common Stock undertaken by Signal to maintain compliance with NASDAQ listing standards.

“Miragen Stock Certificate” has the meaning set forth in Section 1.7.

“Miragen Stockholder” means each holder of Miragen Capital Stock, and “Miragen Stockholders” means all Miragen Stockholders.

“Miragen Stockholder Matters” has the meaning set forth in Section 5.2(a).

“Miragen Stockholder Support Agreements” has the meaning set forth in the Recitals.

“Miragen Stockholder Written Consent” has the meaning set forth in Section 2.2(b).

“Miragen Subsidiary” has the meaning set forth in Section 2.1(a).

“Miragen Termination Fee” has the meaning set forth in Section 9.3(b).

“Miragen Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of Miragen as of June 30, 2016.

“Miragen Warrants” means the outstanding warrants to purchase Miragen Capital Stock set forth in Section 2.4(a) of the Miragen Disclosure Schedule.

“Multiemployer Plan” means (a) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“Multiple Employer Plan” means (a) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, or (b) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (a).

“NASDAQ” means The NASDAQ Stock Market.

“NASDAQ Listing Application” has the meaning set forth in Section 5.10.

“NASDAQ Reverse Split” means a reverse stock split of all outstanding shares of Signal Common Stock at a reverse stock split ratio in the range previously approved by the holders of Signal Common Stock and otherwise mutually agreed to by Signal and Miragen that is effected by Signal for the purpose of maintaining compliance with NASDAQ listing standards.

“Net Cash” means (a) the sum of Signal’s cash and cash equivalents, marketable securities, accounts, interest and other receivables (to the extent determined to be collectible), and deposits (to the extent refundable to Signal), in each case as of the Anticipated Closing Date, determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Signal Audited Financial Statements and the Signal Unaudited Interim Balance Sheet, minus (b) the sum of Signal’s accounts payable and accrued expenses (without duplication of any expenses accounted for below), in each case as of such date and determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Signal Audited Financial Statements and the Signal Unaudited Interim Balance Sheet, minus (c) the cash cost of any unpaid change of control payments or severance, termination or similar payments that are or become due to any current or former employee, director or independent contractor of Signal, or any other third party minus (d) the cash cost of any accrued and unpaid retention payments or other bonuses due to any current or former employee, director or independent contractor of Signal as of the Closing Date, minus (e) the cash cost of any other Terminated Signal Associate Payment not set forth in clauses (c) or (d), minus (f) all payroll, employment or other withholding Taxes incurred by Signal and any Signal Associate (to the extent paid or to be paid by Signal on the behalf of such Signal Associate) in connection with any payment amounts set forth in clauses (c), (d) or (e) and the exercise of any Signal Option or settlement of any Signal RSU on or prior to the Effective Time, minus (g) any remaining unpaid fees and expenses (including any attorney’s, accountant’s, financial advisor’s or finder’s fees) as of such date for which Signal is liable incurred by Signal in connection with this Agreement and the Contemplated Transactions or otherwise, minus (h)

any bona fide current liabilities payable in cash, in each case to the extent not canceled at or prior to the Anticipated Closing Date, minus (i) any fees and expenses payable by Signal pursuant to Section 1.6(e), minus (j) any unpaid amounts payable by Signal in satisfaction of its obligations under Section 5.7 for the period after the Closing (including any expenses incurred in connection with the “tail” policy), minus (k) the cash cost of any unpaid retention payment amounts due under any insurance policy with respect to any Legal Proceeding against Signal or Merger Sub, minus (l) the cash cost of repurchasing any shares of Signal Common Stock to the extent Signal has agreed to purchase such shares and the purchase price for such shares has not been fully paid by Signal as of the Determination Date, plus or minus (as applicable) (m) the net amount of any transaction expense reimbursement owed to, or transaction expense payment owed by, Signal pursuant to Section 9.3(a), plus (n) the amount of any payments due to Signal within 30 calendar days of the Closing Date pursuant to the sale or other disposition of all or a portion of the Lab Business, plus (o) any amounts paid or payable by Signal for activities requested by Miragen in respect of the audit of Signal’s financial statements at and for the year ended December 31, 2016, as well as for the preparation of Signal’s Annual Report on Form 10-K for 2016.

“Net Cash Calculation” has the meaning set forth in Section 1.6(a).

“Net Cash Schedule” has the meaning set forth in Section 1.6(a).

“Notice Period” has the meaning set forth in Section 5.2(c).

“Ordinary Course of Business” means, in the case of each of Miragen and Signal and for all periods, such actions taken in the ordinary course of its normal operations and consistent with its past practices, and for periods following the date of this Agreement consistent with its operating plans delivered to the other Party pursuant to Section 4.1(ii); provided, however, that during the Pre-Closing Period, (a) the Ordinary Course of Business of each Party shall also include any actions expressly required or permitted by this Agreement, including the Contemplated Transactions, (b) the Ordinary Course of Business for Miragen shall also include (i) actions undertaken in connection with preparing to become a SEC reporting company listed on the NASDAQ Capital Market and (ii) actions required to engage with one or more third parties regarding a lease, exchange, transfer, license, disposition, partnership, or collaboration involving less than substantially all of the assets of Miragen or any Miragen Subsidiary pursuant to a collaboration agreement, partnership agreement or similar arrangement, and (c) the Ordinary Course of Business of Signal shall also include actions required to effect the sale, divestiture and/or winding down of the Lab Business.

“Other Signal Stockholder Matters” has the meaning set forth in Section 5.3(a).

“Outside Date” has the meaning set forth in Section 9.1(b).

“Party” or “Parties” means Miragen, Merger Sub and Signal.

“Permitted Alternative Agreement” means an Acquisition Agreement that constitutes a Superior Offer.

“Person” means any individual, Entity or Governmental Body.

“Pillsbury” has the meaning set forth in Section 5.1(c).

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Preferred Stock Conversion” has the meaning set forth in Section 7.4.

“Proxy Statement / Prospectus / Information Statement” means the proxy statement/prospectus/information statement to be sent to Miragen’s stockholders in connection with the approval of this Agreement and the Merger (by signing the Miragen Stockholder Written Consent) and to Signal’s stockholders in connection with the Signal Stockholders’ Meeting.

“Representatives” means directors, officers, other employees, agents, attorneys, accountants, investment bankers, advisors and representatives.

“Required Merger Sub Stockholder Vote” has the meaning set forth in Section 3.2(b).

“Required Miragen Stockholder Vote” has the meaning set forth in Section 2.2(b).

“Required Signal Stockholder Vote” has the meaning set forth in Section 3.2(b).

“Response Date” has the meaning set forth in Section 1.6(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subscription Agreement” has the meaning set forth in the Recitals.

“Signal 401(k) Plan” has the meaning set forth in Section 5.6(c).

“Signal 409A Plan” has the meaning set forth in Section 3.14(k).

“Signal” has the meaning set forth in the Preamble.

“Signal Affiliate” means any Person that is (or at any relevant time was) under common control with Signal within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Signal Associate” means any current or former employee, independent contractor, officer or director of Signal, any of its former Subsidiaries or any Signal Affiliate.

“Signal Audited Financial Statements” means the audited consolidated financial statements included in Signal’s Report on Form 10-K filed with the SEC for the period ended December 31, 2015.

“Signal Board Adverse Recommendation Change” has the meaning set forth in Section 5.3(b).

“Signal Board of Directors” means the board of directors of Signal.

“Signal Board Recommendation” has the meaning set forth in Section 5.3(b).

“Signal Capital Stock” means Signal Common Stock and Signal preferred stock.

“Signal Common Stock” has the meaning set forth in Section 3.4(a).

“Signal Contract” means any Contract: (a) to which Signal is a Party; or (b) by which Signal or any Signal IP Rights or any other asset of Signal is bound or under which Signal has any obligation.

“Signal Disclosure Schedule” has the meaning set forth in Article 3.

“Signal Employee Plan” has the meaning set forth in Section 3.14(c).

“Signal IP Rights” means all Intellectual Property owned, licensed or controlled by Signal that is necessary or used in the business of Signal as presently conducted or as presently proposed to be conducted).

“Signal IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any Signal IP Rights.

“Signal Intervening Event” has the meaning set forth in Section 5.3(c).

“Sidney Leases” has the meaning set forth in Section 3.8.

“Signal Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Signal Material Adverse Effect, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, operations or financial performance of Signal; or (b) the ability of Signal to consummate the Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that Effects from the following shall not be deemed to constitute (nor shall Effects from any of the following be taken into account in determining whether there has occurred) a Signal Material Adverse Effect: (i) any rejection by a Governmental Body of a registration or filing by Signal relating to the Signal IP Rights; (ii) any change in the cash position of Signal which results from operations in the Ordinary Course of Business; (iii) conditions generally affecting the industries in which Signal participates or the United States or global economy or capital markets as a whole, to the extent that such conditions do not have a disproportionate impact on Signal; (iv) any failure of Signal to meet internal projections or forecast or third-party revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement or any change in the price or trading volume of Signal Common Stock (it being understood, however, that any

Effect causing or contributing to any such failure to meet projections or predictions or any change in stock price or trading volume may constitute a Signal Material Adverse Effect and may be taken into account in determining whether a Signal Material Adverse Effect has occurred); (v) the sale and/or winding down of the Lab Business and Signal’s operations; (vi) the conversion of the LeBow Note; (vii) the execution, delivery, announcement or performance of the obligations under this Agreement or the announcement, pendency or anticipated consummation of the Merger or the Miragen Pre-Closing Financing; (viii) any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (ix) any changes (after the date of this Agreement) in GAAP or applicable Legal Requirements.

“Signal Material Contract” has the meaning set forth in Section 3.10.

“Signal Options” means options to purchase shares of Signal Common Stock issued or granted by Signal.

“Signal Outstanding Shares Certificate” has the meaning set forth in Section 1.12(a).

“Signal Permits” has the meaning set forth in Section 3.12(b).

“Signal Registered IP” means all Signal IP Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Signal Regulatory Permits” has the meaning set forth in Section 3.12(d).

“Signal RSUs” means a restricted stock unit covering shares of Signal Common Stock issued or granted by Signal.

“Signal Stockholder” means each holder of Signal Capital Stock, and “Signal Stockholders” means all Signal Stockholders.

“Signal Stockholder Matters” has the meaning set forth in Section 5.3(a).

“Signal Stockholders’ Meeting” has the meaning set forth in Section 5.3(a).

“Signal Stockholder Support Agreements” has the meaning set forth in the Recitals.

“Signal Termination Fee” has the meaning set forth in Section 9.3(b).

“Signal Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of Signal included in Signal’s Report on Form 10-Q filed with the SEC for the period ended June 30, 2016.

“Signal Warrants” means the outstanding warrants to purchase Signal Capital Stock set forth in Section 3.4(a) of the Signal Disclosure Schedule.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for these purposes).

“Subsidiary” means an Entity of which another Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited, bona fide Acquisition Proposal (with all references to 20% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) made by a third party that (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Signal Board of Directors or the Miragen Board of Directors, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its Board of Directors deems relevant following consultation with its outside legal counsel and financial advisor, if any (i) is more favorable, from a financial point of view, to the Signal Stockholders or the Miragen Stockholders, as applicable, than the terms of the Merger; and (ii) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if (A) any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party or (B) if the consummation of such transaction is contingent on any such financing being obtained.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Terminated Signal Associate Payments” has the meaning set forth in Section 5.6(a).

“Terminated Signal Options and RSUs” has the meaning set forth in Section 5.6(b).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.